    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1997

                                                      REGISTRATION NO. 333-13321
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 -------------

                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

         WISCONSIN                              6022                       39-1365327
  (State or other jurisdiction         (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)      Classification Code Number)     Identification Number)

                                ONE BANK AVENUE
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-1717
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                             RANDALL A. HAAK, ESQ.
                    MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK
                               120 E. 4TH STREET
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-4693
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)
                            -----------------------
                                   COPIES TO:

  KENNETH V. HALLETT, ESQ.                          John Knight, Esq.
     QUARLES & BRADY                           Boardman, Suhr, Curry & Field
 411 East Wisconsin Avenue                 One South Pinckney Street, Suite 410
 Milwaukee, Wisconsin 53202                           P.O. Box 927
     (414) 277-5000                           Madison, Wisconsin  53701-0927
                                                      (608) 257-9521
----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effectiveness of this Post-Effective Amendment No. 1 to the Registration Statement.

----------------

                               January ___, 1997


Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Green County Bank (the "Bank") to be held on February __, 1997 at the Cardinal Country Inn, 2107 1st Center Avenue, Brodhead, Wisconsin (the "Special Meeting"). The Special Meeting will begin at __:__ _.m., Central Time. At the Special Meeting, you will be asked to approve a Plan and Agreement of Merger and Reorganization dated as of January 2, 1997 (the "Agreement"), which provides for the merger (the "Merger") of the Bank and a wholly-owned subsidiary of F&M Bancorporation, Inc. ("F&M"). The Agreement provides that, upon consummation of the Merger, each holder of Bank Common Stock will be entitled to receive, for each share of Bank Common Stock held at the time of the Merger, a certain number of shares of F&M Common Stock to be determined based upon an exchange ratio as provided in the Agreement and subject to the conditions and potential adjustments discussed in the Agreement.

         THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

         The attached Supplemental Prospectus/Proxy Statement (the "Supplemental Statement") will provide you with a detailed description of the Agreement and the transactions contemplated thereby. The Agreement itself is attached as Exhibit B to the Supplemental Statement. The separately attached Prospectus of F&M (the "Prospectus") will provide you with information about F&M. Extensive information concerning F&M and the Bank is also provided in the Supplemental Statement and the Prospectus. Please give this information your attention.

         The affirmative vote of the holders of not less than a majority of the shares of Bank Common Stock entitled to vote at the Special Meeting is required to approve the Agreement and the Merger. The failure to execute and return the accompanying proxy card and or to vote in person at the Special Meeting will have the effect of a vote cast against the Agreement. Furthermore, abstentions will have the same effect as votes cast against approval of the Agreement. To assure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

         If you require assistance, please contact Stanley Erlandson at the Bank at 608/897-2151.

                                                  Very truly yours,



                                                  Stanley W. Erlandson,
                                                  President

                               GREEN COUNTY BANK
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY ___, 1997


To the Shareholders of Green County Bank:

         NOTICE is hereby given that a special meeting of the shareholders of Green County Bank, a Wisconsin state bank (the "Bank"), will be held at the Cardinal Country Inn, 2107 1st Center Avenue, Brodhead, Wisconsin on February __, 1997, at __:__ _.m. local time, for the purpose of considering and voting upon the following matters:

         1. Approval of the transactions contemplated in a Plan and Agreement of Merger and Reorganization between F&M Bancorporation, Inc. ("F&M") and the Bank, including approval of the merger transaction contemplated by the Agreement in which shares of Bank Common Stock will be converted into shares of F&M Common Stock (the "Merger"); and

         2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the accompanying Supplemental Statement of F&M and the Bank.

         The Board of Directors has fixed the close of business on January 15, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

         The affirmative vote of the holders of not less than a majority of the outstanding shares of Bank Common Stock entitled to be cast is required for approval of the Merger. Dissenting Bank shareholders have certain rights of appraisal in this matter; see "Rights of Dissenting Bank Shareholders" in the Supplemental Statement and the statutory provisions of Wisconsin law set forth on Exhibit A thereto.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO THE BANK PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                             By order of the Board of Directors,




                                             Stanley W. Erlandson, President


January __, 1997
Brodhead, Wisconsin

           PROXY STATEMENT                              SUPPLEMENTAL PROSPECTUS
               FOR                                                 OF
    SPECIAL MEETING OF SHAREHOLDERS                     F&M BANCORPORATION, INC.
               OF
         GREEN COUNTY BANK

         This Supplemental Prospectus/Proxy Statement (the "Supplemental Statement") relates to the proposed acquisition of Green County Bank, a Wisconsin state bank (the "Bank"), by F&M Bancorporation, Inc., a Wisconsin corporation ("F&M"), as described herein.

         The acquisition of the Bank by F&M will be made by means of a merger transaction (the "Merger") in which F&M Interim Bank, a wholly owned subsidiary of F&M ("Subsidiary") will be merged into the Bank, and each outstanding share of common stock, $100.00 par value, of the Bank ("Bank Common") will be converted into shares of Common Stock, $1.00 par value, of F&M ("F&M Common") in an exchange ratio provided in the Plan and Agreement of Merger and Reorganization among F&M, Subsidiary and the Bank dated as of January 2, 1997 (the "Agreement").

         In the Merger, Bank shareholders will receive shares of F&M Common determined according to a formula in the Agreement, based on both the Bank's adjusted equity and the market value of shares of F&M Common. In accordance with the formula, F&M and the Bank have agreed that the Bank's adjusted equity will be $3.37 million, and the total consideration will be $5.39 million, or $2,695 per share of Bank Common, assuming a closing shortly after the date of the Bank's special meeting of shareholders. The number of F&M shares to be issued would vary depending upon the value of F&M Common, which will be based upon its average trading prices during a period preceding the determination date, with the right of the Bank to terminate the transaction if the market value of F&M Common falls below $24.00 and the right of F&M to terminate the transaction if the market value of F&M Common exceeds $36.00. Assuming a $29.75 F&M market value (the closing sales price at December 31, 1996), Bank shareholders would have received approximately 90.59 shares of F&M Common for each share of Bank Common. For further information, see
"The Merger--Conversion of Bank Common into F&M Common."

         FOR CERTAIN RISK FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGES 5 AND 6 OF THE PROSPECTUS.

         The date of this Supplemental Statement is January __, 1997 and the date of the Prospectus is October 17, 1996. This Supplemental Statement and the separately attached Prospectus are first being mailed to the Bank shareholders on or about January __, 1997. On January 8, 1997, the closing sales price of F&M as reported on the NASDAQ National Market System was $29.25.

         The information contained in this Supplemental Statement concerning the Bank and F&M has been supplied by each of them, respectively. No person has been authorized in connection with this offering to give any information or to make any representations other than contained, or incorporated by reference, in this Supplemental Statement.

                                 _____________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENTAL STATEMENT.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS SUPPLEMENTAL STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, THE BANK, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS SUPPLEMENTAL STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M OR THE BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission.

F&M has filed with the Commission a Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Supplemental Statement does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Supplemental Statement or in any document incorporated in this Supplemental Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete (although all required material disclosures are included herein), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Supplemental Statement:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1995 as amended by Amendment No. 1 thereto filed June 24, 1996;

         (ii) F&M's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

         (iii) F&M's Current Reports on Form 8-K dated February 15, 1996 and June 28, 1996 and Reports on Form 10-C dated June 14, 1996 and June 28, 1996; and

         (iv) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective amendment No. 2 thereto filed September 16, 1993.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplemental Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplemental Statement.

THIS SUPPLEMENTAL STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENTAL STATEMENT IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST TO F&M BANCORPORATION, INC., ONE BANK AVENUE, KAUKAUNA, WISCONSIN 54130 (TELEPHONE 414/766-1717), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUESTS SHOULD BE MADE BY __________, 1997 [5 DAYS BEFORE SPECIAL MEETING].

                               TABLE OF CONTENTS
                             SUPPLEMENTAL STATEMENT

                                                                                                                     Page No.
GENERAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

RIGHTS OF DISSENTING BANK SHAREHOLDERS OF THE BANK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

MARKET INFORMATION AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

F&M BANCORPORATION, INC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

BANK SELECTED FINANCIAL DATA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

BANK MANAGEMENTS DISCUSSION AND ANALYSIS
 OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

GREEN COUNTY BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

INFORMATION AS TO SECURITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

LEGAL OPINIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

INDEX TO FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36


EXHIBIT A:  Wis. Stats. Section 221.0705 through Section 221.0718  . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
EXHIBIT B:  Text of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1

ENCLOSURES:
     Proxy Form, with return envelope

                              GENERAL INFORMATION

         This Supplemental Statement is being furnished to the shareholders of the Bank in connection with the proposed Merger, in which shares of Bank Common would be converted into shares of F&M Common, and the solicitation of proxies on behalf of the Bank's Board of Directors to be voted at the special meeting of shareholders of the Bank to be held on February __, 1997 and at any adjournment thereof (the "Special Meeting"). The purpose of the Special Meeting and of this solicitation is to obtain shareholder action with regard to the approval of the Merger pursuant to the Agreement.

         The Agreement provides for the acquisition of the Bank by F&M through the merger of Subsidiary, a Wisconsin state bank chartered by F&M specifically for this transaction, into the Bank. In the Merger, shares of Bank Common will be converted into shares of F&M Common to be determined according to a formula in the Agreement. See "The Merger--Conversion of Bank Common into F&M Common." See "The Special Meeting" and "The Merger."

         Consummation of the Merger is subject to the satisfaction of several conditions, including approval by the shareholders of the Bank at the Special Meeting, qualifying for pooling of interests accounting, and approval by the Division of Banking of the Wisconsin Department of Financial Institutions (the "Wisconsin Division") and the Federal Deposit Insurance Corporation ("FDIC"). See "The Merger--Conditions to the Merger." Applications seeking approval of the transaction of the FDIC and the Wisconsin Division were filed December 5, 1996. Those applications are now pending. An application seeking approval of the transaction was approved by the Federal Reserve System (the "FRB") in December 1996. It is expected that the Merger will be consummated in spring 1997, provided all conditions precedent have been met or waived by that time.

         The cost of solicitation of proxies will be borne by the Bank. However, because this Supplemental Statement also constitutes a disclosure document with respect to F&M Common, F&M paid the costs and expenses of the preparation hereof. In addition to solicitation by mail, directors, officers and employees of the Bank may solicit proxies by telephone or personal contact, but will receive no additional compensation for such services.

         The information contained in this Supplemental Statement concerning the Bank and F&M has been supplied by each of them, respectively. The information contained in the separately attached Prospectus was supplied by F&M. This Supplemental Statement and the attached Prospectus is being mailed to Bank shareholders on or about January __, 1997.

                              THE SPECIAL MEETING

         In order to approve the transactions contemplated by the Agreement, the affirmative vote of holders of not less than a majority of outstanding shares of Bank Common entitled to be cast must be received at the Special Meeting. Obtaining the requisite vote is a requirement of Wisconsin law, and is therefore required by the Agreement and may not be waived.

         Bank shareholders have certain dissenters' rights of appraisal under Wisconsin law with respect to the matters to be considered at the Special Meeting, but it is a condition to consummation of the Merger that the holders of not more than 10% of the outstanding shares of Bank Common exercise such dissenters' rights. See "Rights of Dissenting Shareholders" and Exhibit A hereto.

         Each shareholder of record of Bank Common at the close of business on January 15, 1997, will be entitled to one vote for each share of Bank Common registered in such shareholder's name. At that date, there were 2,000 shares of Bank Common issued and outstanding, all of which are entitled to vote. Directors and executive officers of the Bank, all of whom intend to vote FOR the Merger, together own 301 shares of Bank Common, or 15.05% of the issued and outstanding shares. See "Green County Bank--Share Ownership."

         Shares represented at the Special Meeting by a properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR approval of the Merger. Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the Cashier of the Bank, by giving oral notice to the presiding officer during the Special Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Special Meeting will not in and of itself constitute revocation of a proxy. PLEASE RETURN THE SIGNED PROXIES TO THE BANK IN THE POST-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER, AS IT BELIEVES THE MERGER TO BE IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS.

         Proxies are being solicited on behalf of the Bank's Board of Directors. The Bank's Board of Directors does not intend to present any other matter before the Special Meeting. By law, the only business that may be conducted at a special meeting of shareholders is the business described in the notice of meeting.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Supplemental Statement, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Supplemental Statement. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Supplemental Statement.

The Merger

         The Agreement provides for the acquisition of the Bank by F&M through the merger of Subsidiary into the Bank. In the Merger, shares of Bank Common will be automatically converted into shares of F&M Common. See "The Merger" and the text of the Agreement at Exhibit B hereto.

Purpose of the Special Meeting

         Shareholders of the Bank are being asked to approve the Merger. Such approval is required for F&M and the Bank to complete the Merger.

Parties

         The Bank, which has its principal executive offices at 1035 1st Center Avenue, Brodhead, Wisconsin (telephone: 608/897-2151), had total assets of $31.5 million at September 30, 1996. The Bank has its main office in Brodhead, in Green County which is located in southcentral Wisconsin. The Bank is a Wisconsin state bank subject to the supervision of the Wisconsin Division.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $1.1 billion at September 30, 1996. F&M has 15 Wisconsin state bank subsidiaries, all of which are Federal Reserve System and FDIC members and are subject to Wisconsin Division supervision. Together, the subsidiary banks had 48 offices, all in Wisconsin. F&M, a Wisconsin corporation, is a registered bank holding company subject to supervision and regulation by the FRB under the Federal Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Subsidiary is a wholly-owned subsidiary of F&M formed to effect the Merger.

         See "F&M Bancorporation, Inc." and "Green County Bank."

Conversion of Bank Common Into F&M Common

         In the Merger, shares of Bank Common will be converted into shares of F&M Common, in accordance with the exchange ratio set forth in the Agreement. Only full shares will be issued; fractional share interests will be converted into cash at per share price keyed to the value of F&M Common used to determine the exchange ratio.

         The exchange ratio specified in the Agreement provides that each share of Bank Common will be converted into that number of shares of F&M Common obtained by dividing (a) the market value of the F&M Common over a specified period preceding the Merger into (b) a value of all the outstanding shares of Bank Common, divided by the number of issued and outstanding shares of Bank Common as of the Valuation Date, all as determined under the Agreement. The value of all shares of Bank Common is determined under the Agreement by multiplying the Bank's adjusted equity ("Bank's Equity") (as defined in, and determined under, the Agreement) by 1.60.

         F&M and the Bank have agreed to a tentative valuation, assuming a closing shortly after the Bank's Special Meeting of shareholders. The Bank's Equity as adjusted will be deemed to equal $3.37 million, and therefore total consideration would be approximately $5.39 million and Bank shareholders would receive F&M Common valued at $2,695 for each share of Bank Common, or 90.59 shares of F&M Common for each share of Bank Common assuming a $29.75 market value for the F&M Common. See "The Merger--Conversion of Bank Common into F&M Common" and "Market Prices and Dividends--F&M."

Dissenters' Appraisal Rights

         Any shareholder or beneficial shareholder of Bank who complies with the procedural requirements of Section 221.0705 through Section 221.0718 of the Wisconsin Statutes in exercising his dissenters' rights will be entitled to receive cash in the amount of the "fair value" of his shares as determined pursuant to the exercise of such rights, instead of shares of F&M Common or cash contemplated by the terms of the Agreement. Failure to comply with each of the detailed statutory procedural requirements may result in a loss of such appraisal rights.

         If a Bank shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

         A condition, which can be waived by F&M and Subsidiary, to their obligation to conclude the transaction is that holders of less than 10% of the issued and outstanding Bank Common will have elected to exercise such rights.

         See "The Merger--Conditions to the Merger," "Rights of Dissenting Bank Shareholders," and the text of Section 221.0705 through Section 221.0718 of the Wisconsin Statutes at Exhibit A hereto.

Conditions to the Merger

         The Merger is conditioned upon approval by Bank shareholders, appropriate regulatory approvals by the FDIC and the Wisconsin Division, and other conditions set forth in the Agreement. The Merger is also conditioned on the market value of F&M Common not falling below $24.00 (in which case the Bank has the right to terminate the Agreement) or exceeding $36.00 (in which case F&M has the right to terminate the Agreement). See "The Merger--Conditions to the Merger."

         As of December 31, 1996, directors and executive officers of the Bank, including their spouses and their affiliates, beneficially owned an aggregate of 301 shares of Bank Common, or 15.05% of the outstanding shares of Bank Common. Such persons have indicated that they intend to vote their shares of Bank Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of Bank Common. See "Green County Bank--Share Ownership."

Federal Income Tax Consequences

         The transaction contemplated by the Agreement has been structured by the parties with the intent that it will constitute a reorganization resulting in no recognizable gain or loss for federal income tax purposes by those Bank Common shareholders to the extent they receive shares of F&M Common in exchange for their shares of Bank Common. (However, the receipt of cash in lieu of fractional share interests, and upon exercise of dissenters' rights, will be taxable.) The parties have not sought any rulings from the Internal Revenue Service that the transaction constitutes a non-taxable reorganization.
However, it is a condition to consummation of the Merger that McCarty, Curry, Wydeven, Peeters & Haak, counsel to F&M, will issue an opinion as to the tax-free nature of the exchange to holders of Bank Common who receive F&M Common in the Merger, and as to the tax effects of cash in lieu of fractional share interests. In the Agreement, however, F&M has made no representations or warranties as to tax consequences of the Merger. See "The Merger--Federal Income Tax Consequences."

Comparison of F&M Common with Bank Common

         F&M is organized under the Wisconsin Business Corporation Law ("WBCL"), while the Bank is organized under Wisconsin banking statutes (Chapter 221 of the Wisconsin statutes). The respective laws determine the rights of holders of common stock of each such entity, except as otherwise permissibly provided in their respective articles of incorporation or bylaws. While the rights of both entities' shareholders are similar, there are also important differences.

         F&M is subject to statutory anti-takeover provisions and its articles of incorporation and bylaws provide for classification of the Board of Directors; neither apply to the Bank. Both F&M and the Bank shareholders are subject to statutory personal liability for certain employee wage claims. See "Information as to Securities--Comparison of F&M Common with Bank Common."

         In addition to the differences between F&M Common and Bank Common themselves, differences exist in their trading markets. F&M trades on the NASDAQ Stock Market, while the trading market for shares of Bank Common has been limited.

Required Vote

         The affirmative vote of holders of not less than a majority of the outstanding shares of Bank Common entitled to be cast is required under Wisconsin law to permit the Merger.

Interests of Bank Insiders

         As of December 31, 1996, directors and executive officers of the Bank, including their spouses and their affiliates, beneficially owned an aggregate of 301 shares of Bank Common, or 15.5% of the outstanding shares of Bank Common entitled to vote at the Special Meeting. Such persons have indicated that they intend to vote for the Merger, and to vote their shares of Bank Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of Bank Common. See "General Information" and "Green County Bank-- Share Ownership."

         The parties contemplate that the Bank will enter into an employment agreement with Stanley W. Erlandson, currently President and Chief Executive Officer of the Bank. The employment agreement will be for a one-year term, and provide that Mr. Erlandson will remain in his current position at his current salary and benefit level.

         In March 1995, the Bank entered into supplemental retirement agreements with Stanley W. Erlandson, Carole Badertscher and Nancy Church, currently President/Chief Executive Officer, Assistant Vice President and Administrative Assistant, respectively, of the Bank. The Agreement also provides that the current members of the Bank's board of directors may remain a director until two years from the Effective Time of the Merger.

         See "The Merger--Management after the Merger."

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the control, direction and general policies of F&M. It is further anticipated that F&M's Chairman of the Board, Gail E. Janssen, or another F&M designee, will be elected to the Board of Directors of the Bank. As with all of F&M's subsidiary banks (the "F&M Banks"), F&M will perform certain functions and provide certain services for the Bank, and the Bank will pay F&M a management fee therefor.

         See "Interests of Bank Insiders" above for information regarding the proposed employment contracts of three of the Bank's officers and agreements to maintain the board membership of current Bank directors. See also "The Merger -- Management after the Merger."

Accounting Treatment

         F&M intends to account for the acquisition of the Bank by using the pooling of interests method of accounting.

Recommendation of the Bank Directors

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER. See "The Merger--Reasons for the Merger."

Comparative Unaudited Per Share Data

         The following table sets forth for F&M Common and Bank Common certain unaudited historical, pro forma and pro forma equivalent per share financial information for each of the nine month periods ended September 30, 1996 and 1995 and three years ended December 31, 1995, 1994 and 1993. F&M per share information has been restated to effect F&M's stock dividend in June 1996. The information should be read in conjunction with the financial statements and other information appearing elsewhere in this Supplemental Statement and in the Prospectus. In all cases, the actual conversion ratio as determined under the Agreement may be higher or lower than the ratios assumed in the pro forma information herein, and will depend upon the average trading price of F&M Common, which has yet been determined. See "The Merger--Conversion of Bank Common into F&M Common."

                                                                                                         As of and for the
                                                                    Nine Months ended                       years ended
                                                                       September 30,                        December 31,
                                                                       -------------              ------------------------------
                                                                      1996         1995            1995       1994       1993
                                                                      ----         ----            ----       ----       ----
F&M
Net Income per Common Share (1):
    Historical  . . . . . . . . . . . . . . . . . . . . . . . . .    $1.53         $1.28           $1.76      $1.23      $1.33
    Pro forma (2):
     Assuming $36.00 F&M Selling Price                                1.54          1.28            1.77       1.25       1.35
     Assuming $29.75 F&M Selling Price                                1.53          1.28            1.76       1.24       1.34
     Assuming $24.00 F&M Selling Price                                1.52          1.27            1.75       1.23       1.33

Dividends Paid per Common Share:
Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . .     .497          .409            .546       .436       .327
    Pro forma (3) . . . . . . . . . . . . . . . . . . . . . . . .     .497          .409            .546       .436       .327

Shareholders' Equity per Common Share:
    Historical  . . . . . . . . . . . . . . . . . . . . . . . . .    14.61           (A)           13.83        (A)        (A)
    Pro forma (2):
 Assuming $36.00 F&M Selling Price  . . . . . . . . . . . . . . .    14.76           (A)           13.97        (A)        (A)
 Assuming $29.75 F&M Selling Price  . . . . . . . . . . . . . . .    14.69           (A)           13.90        (A)        (A)
 Assuming $24.00 F&M Selling Price  . . . . . . . . . . . . . . .    14.60           (A)           13.82        (A)        (A)

THE BANK
Net Income per Common Share (1):
    Historical  . . . . . . . . . . . . . . . . . . . . . . . . .  $139.00       $121.50         $166.26    $154.80    $137.38
    Pro forma equivalent:
      Assuming $36.00 F&M Selling Price . . . . . . . . . . . . .   115.28         95.82          132.50      93.58     101.06
      Assuming $29.75 F&M Selling Price . . . . . . . . . . . . .   138.60        115.96          159.44     112.33     121.39
      Assuming $24.00 F&M Selling Price . . . . . . . . . . . . .   170.68        142.61          196.51     138.12     149.35

Dividends Paid per Common Share:
    Historical  . . . . . . . . . . . . . . . . . . . . . . . . .       10.00      10.00      20.00      20.00      18.00
    Pro forma equivalent:
     Assuming $36.00 F&M Selling Price  . . . . . . . . . . . . .       37.21      30.62      40.87      32.64      24.48
     Assuming $29.75 F&M Selling Price  . . . . . . . . . . . . .       45.02      37.05      49.46      39.50      29.62
     Assuming $24.00 F&M Selling Price  . . . . . . . . . . . . .       55.81      45.93      61.31      48.96      36.72

Shareholders' Equity per Common Share:
    Historical  . . . . . . . . . . . . . . . . . . . . . . . . .      $1,623        (A)     $1,497        (A)        (A)
    Pro forma equivalent:
     Assuming $36.00 F&M Selling Price  . . . . . . . . . . . . .       1,105        (A)      1,046        (A)        (A)
     Assuming $29.75 F&M Selling Price  . . . . . . . . . . . . .       1,331        (A)      1,259        (A)        (A)
     Assuming $24.00 F&M Selling Price  . . . . . . . . . . . . .       1,639        (A)      1,552        (A)        (A)

----------------

(1) Before extraordinary items and cumulative effect of change in accounting principles.
(2) Giving effect to F&M's proposed acquisition of the Bank, and assuming a valuation per share of Bank Common of $2,695.
(3) The F&M pro forma dividends per share amounts represent historical dividends per share, restated for prior stock splits and dividends, but not restated for acquisitions.
(A)      Presented only at September 30, 1996 and December 31, 1995.

                                *      *      *

         The following table presents historical data on a per common share basis for F&M and the Bank, and equivalent per common share basis for the Bank, as of the last trading date preceding the first public announcement of the proposed Merger.

                                                                                        The Bank
                                                                        ------------------------------------------------
                                                              F&M                                      Per Share
                                                          Historical       Historical (1)           Equivalent Basis (2)
                                                          ----------       --------------           ----------------
 Market Value Per Share as of:

   August 7, 1996  . . . . . . . . . . . . .                $29.00             (1)                       $2,695

------------------

(1) Trading in shares of Bank Common is infrequent, and there is no independent market with respect to such shares. To Bank's management's knowledge there have been only three transactions in shares of Bank Common in the past three years: November 1994, five shares of Bank Common purchased for $300.00 per share; November 1994, five shares of Bank Common purchased for $300.00 per share; and January 1996, five shares of Bank Common purchased for $500.00 per share. See "Market Information and Dividends."
(2) Bank pro forma equivalent per share amount is calculated by determining the transaction value per share, which is assumed to be $2,695, as the exchange rate will vary depending upon the value of F&M Common Stock. See "The Merger--Conversion of Bank Common into F&M Common."

                                   THE MERGER

         The Agreement contains the representations, warranties and covenants of the Bank and F&M, the conditions to the consummation of the Merger and other terms and provisions with respect to the Merger. The following is a brief description of the provisions of the Agreement believed by F&M and the Bank to be material. The summaries herein of certain provisions of the Agreement do not purport to be complete statements thereof and are qualified in their entirety by reference to the text of the Agreement (excluding exhibits and schedules), a copy of which is appended hereto as Exhibit B.

Reasons for the Merger and Board Recommendation

         The Bank

         The Board of Directors of the Bank has concluded that the proposed Merger is in the best interest of the Bank and its shareholders. The principal factors considered by the Board of Directors in recommending the Merger are:

         - Affiliation with F&M will provide Bank shareholders with ownership of a company with geographically diverse operations, diminishing the risk of erosion of franchise value that ownership of a local community bank stock entails.

         - F&M offered an acquisition price which provides a premium to the Bank's past trading values in a tax-free reorganization.

         - Holders of Bank Common will receive F&M Common, which unlike Bank Common has an active trading market on the NASDAQ National Market System. In general, past trading of Bank Common has been isolated.

         - Affiliation with a holding company provides opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of Bank shareholders and customers.

         - Affiliation with F&M will also permit or enhance the development of new products and services, including, but not limited to, trust services, for bank customers.

         - The Board of Directors believes that an affiliation with a holding company such as F&M which emphasizes local autonomy is in the best interest of shareholders, as it enhances bank customer relationships and opportunities.

         As an affiliate of F&M, the Bank will be able to provide its customers with expanded banking, financing, and related services. The Merger is expected to create economies of scale and enhance the ability of customers of the Bank to obtain financial services provided by F&M to its other affiliates.

         FOR THESE REASONS, THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AND ACCEPTANCE OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

         F&M

         From F&M's standpoint, the combination of its business with that of the Bank will expand F&M's service area to an additional market in Green County, Wisconsin. This expands the areas of the state of Wisconsin served by F&M Banks at an attractive location which is relatively near F&M existing southwest Wisconsin banks. The acquisition of the Bank is also anticipated by F&M to help F&M achieve economies of scale by combining certain operations and creating additional efficiencies due to F&M's existing capacity to provide various services to additional subsidiary banks such as the Bank. For example, F&M offers its subsidiary banks centralized services relating to marketing, credit review and analysis, auditing, human resources, accounting, investment management and data processing, all of which could be provided for the Bank by existing F&M personnel.

Negotiation of Terms

         In February 1996, a depository institution approached the Bank about a possible business combination, and that solicitation began the Bank's internal process of considering possible combinations involving, and sales of, the Bank. Subsequently, four other institutions contacted the Bank about a possible business combination. Upon advice of its legal counsel, the Bank's management also solicited an offer from F&M. In April and May 1996, the Board authorized the Bank's management to solicit more definitive expressions of interest from all six potential buyers for the Bank and to retain Banker Service Corporation to conduct a valuation of Bank Common.

         After receiving these bids and Banker Service Corporation's valuation, the Board, with assistance of its legal counsel, evaluated the offers and selected two of the bidders, including F&M, to make final presentations to the Board.

         A special meeting of the Board was held on June 10, 1996 at which F&M and another bidder made their presentations which included their final offers. On June 24, 1996 at a special meeting of the Board, the two presentations were discussed and the Board determined that F&M's offer was superior to the other offer from a strategic and financial point of view. The Bank also retained Robert W. Baird & Co. Incorporated ("Baird") to provide a description and analysis of F&M and F&M Common. Baird was not asked to render an opinion as to any of the offers for the Bank. The Board then authorized Mr. Erlandson, President of the Bank, to enter into the Letter of Intent with F&M, which was entered into on August 7, 1996, and to conduct negotiations with F&M leading to execution of the Agreement. In August 1996, after the execution of the letter of intent with F&M, another depository institution contacted the Bank about a potential business combination, but the offer was not defined in terms of price or structure. The Bank's Board determined not to proceed with the other offer in view of its general terms.

         Once direct negotiations began, the terms of the Merger were determined by arm's length negotiations between selected directors of the Bank, particularly Mr. Erlandson, and the executive officers of F&M, particularly Mr. Janssen.

Terms of Merger

         The Agreement provides that the Bank will merge with and into F&M. Pursuant to the terms of the Agreement, as of the effective time of the Merger, each of the then outstanding shares of Bank Common will be converted into shares of F&M Common. The Bank will then be a wholly-owned subsidiary of F&M.

         Outstanding shares of Bank Common with respect to which the record or beneficial holder has perfected dissenters' rights in strict accordance with the requirements of Section 221.0705 through Section 221.0718 of the Wisconsin Statutes will not be converted under the terms of the Agreement into shares of F&M Common in the Merger. The holders thereof shall be entitled only to payment of the "fair value" of their shares in accordance with that section. See "Rights of Dissenting Shareholders" and Exhibit A hereto.

Conversion of Bank Common Into F&M Common

         In the Merger, and as provided in the Agreement, each share of Bank Common automatically will be exchanged for that number of full shares of F&M Common equalling the ratio that Bank Stock Price bears to the F&M Selling Price. Only full shares of F&M Common will be issued. Fractional share interests resulting from the Merger will be converted into cash at the F&M Selling Price.

         F&M Selling Price is defined in the Agreement as the average closing price quoted on the NASDAQ National Market System on the fifteen (15) actual trading days immediately prior to the five days before the "Closing Date." The Bank Stock Price is calculated by reference to the adjusted equity ("Equity") of the Bank, as defined in and determined under the Agreement as of the "Valuation Date" multiplied by 1.60. The Agreement further provides that if the F&M Selling Price is below $24.00, the Bank has the right to terminate the Agreement, and if the F&M Selling Price exceeds $36.00 F&M has the right to terminate the Agreement.

         The "Valuation Date" is defined in the Agreement to mean the last day of the month prior to the month in which the Closing Date occurs. The parties expect that the Valuation Date will be as of February 28, 1997, assuming a Closing Date shortly after the special meeting, and have agreed upon a tentative valuation amount assuming that date.

        The Equity is computed by first totalling the Bank's capital stock, additional paid-in capital, accumulated earnings (deficit) and current earnings (deficit) less the amount of any treasury stock, determined in accordance with the Bank's established past practices. (Such amount excludes unrealized securities gains and losses.) The Bank's Equity as thus determined will be reduced by subtracting the amounts necessary to reflect the following: (a) loans or leases which are considered as, or have the probability of becoming, losses due to a change in circumstances after the date of the Agreement and which have not already been written off by the Bank or otherwise reflected in the Bank's Equity; (b) resulting from any material adverse change of the business of the Bank or increasing its liabilities (exclusive of deposits) due to a change of circumstances after the date of the Agreement; (c) as a result of any unfunded or underfunded liability in the Bank's defined benefit pension plan assuming the complete termination of such plan (which amount is currently estimated at zero); (d) maintenance of Bank's reserve for loan and lease losses of the greater of 1.0% of total loans and leases or $220,000; (e) to accrue for all other liabilities and expenses of the Bank, including the expenses associated with the transactions contemplated by the Agreement; (f) resulting from a change in business practices or accounting practices which inflate the Bank's Equity; (g) reflecting the fair market value, if less than book value, for any other real estate owned by Bank; and (h) resulting from any amount to be paid to an officer, director, shareholder or employee of the Bank as a result of the change in control of the Bank. The Bank's Equity will be determined by negotiation among the Bank and F&M. It is expected that Wipfli Ullrich Bertelson LLP, the Bank's and F&M's independent auditors, would be consulted in the event of a dispute; however, the ultimate determination will be made by the parties themselves.

         The total number of shares of Bank Common outstanding is 2,000. Assuming a closing shortly after the Special Meeting, F&M and the Bank have agreed that the Bank's total adjusted Equity will be deemed to equal $5.39 million, and the value per share will therefore be deemed to equal $2,695 (i.e., $5.39 million divided by 2,000).

         Therefore, on the basis of the foregoing assumptions, and assuming no further adjustment to the Equity of the Bank, the approximate exchange ratio would have been 90.59 shares of F&M Common for each share of Bank Common (i.e., $2,695 divided by $29.75). However, the actual exchange ratio will depend upon the actual trading price of F&M Common prior to the Closing Date and in the event there are material changes to the adjusted net Equity of the Bank at the Valuation Date, and may be higher or lower than the foregoing.

         Assuming a 90.59-for-1 exchange ratio, after the Merger, holders of Bank Common as a group would own approximately 2.5% of outstanding shares of F&M Common. On a pro forma basis at September 30, 1996, the Bank shareholders would contribute 2.6% of the total assets, 2.8% of the deposits and 3.1% of the capital of the combined entity. The Bank would contribute 2.7% and 2.5% of the pro forma net income of the combined entity for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively.

Effective Time of the Merger

         The Agreement provides that the Effective Time of the Merger shall be the date specified in the Certificate of Consolidation issued by the Wisconsin Division. The Certificate of Consolidation shall be requested as soon as practicable after all conditions precedent to the parties' obligations have been satisfied or waived. Unless further extended by agreement of the parties, if the closing for the Merger has not taken place by April 30, 1997, F&M and the Bank each may terminate the Agreement and abandon the Merger. See "Conditions to the Merger" and "Waiver, Amendment or Termination" below.

Distribution of F&M Common

         After the Special Meeting, either F&M or Firstar Trust Company, F&M's transfer agent, or another agent acting on its behalf (the "Exchange Agent") will send a notice and transmittal form to each holder of Bank shares, advising such holder of the procedure for surrendering to the Exchange Agent certificates representing the shares of Bank Common for exchange into one or more certificates evidencing F&M Common, as provided in the Agreement. Such exchange will be made as of the Effective Time of the Merger.

         Until so surrendered, each outstanding certificate which prior to the Effective Time represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the shares of F&M Common into which such shares of Bank Common have been converted; provided, however, unless and until such certificates representing Bank Common are so surrendered, no stock certificates representing the shares of F&M Common, nor any dividends or other distributions of any kind payable in respect of shares of F&M Common into which such Bank Common has been converted, shall be paid or delivered to the holder of an unsurrendered certificate and no interest shall be earned on such cash dividend amounts. After the Effective Time, upon surrender of certificates representing shares of Bank Common, there shall be delivered to the record holder of the certificates representing F&M Common issued in exchange therefor, on or as soon as practicable after such date of surrender, the amount of any such dividends, or other distributions, and the certificates representing the F&M Common, which as of any date subsequent to the Effective Time, but prior to the surrender of Bank certificates, became payable or deliverable and were not paid or delivered to such holder with respect to such shares.

Conditions to the Merger

         The obligations of F&M to consummate the Merger are conditioned upon obtaining the requisite approval of the Wisconsin Division and the FDIC. Applications for approval of the acquisition were filed with the FDIC and the Wisconsin Division on December 5, 1996. An application seeking approval from the FRB under the Bank Holding Company Act was approved by the FRB in December 1996.

         The obligations of both F&M and the Bank to consummate the Merger are further conditioned upon the truth and correctness of the representations and warranties made by the parties to the Agreement on and as of the closing date; compliance by the other party with all obligations under the Agreement which are to be performed or complied with prior to or on the closing date; the absence of litigation or investigation in connection with the Merger; receipt of an opinion of counsel as to certain federal income tax consequences of the Merger; consummation of the Merger not later than April 30, 1997; and the occurrence of all proceedings to be taken in connection with the Merger transaction and the delivery of all documents incident thereto.

         The obligations of F&M are further conditioned upon approval of the Merger by not less than a majority of the outstanding shares of the Bank, which is being sought at the Special Meeting; qualification of the Merger for pooling of interests accounting; exercise of dissenters' rights by holders of fewer than 10% of the outstanding shares of Bank Common; registration of the shares of F&M Common to be issued in the transaction pursuant to the Securities Act; the Bank meeting specified earnings tests; and other conditions set forth in the Agreement. See "Management after the Transaction" below.

         The Agreement provides that F&M may terminate the Agreement in the event that the F&M per share price is more than $36.00, and that the Bank may terminate the Agreement in the event that the F&M per share price is less than $24.00.

Waiver, Amendment or Termination

         In addition to the right of F&M or the Bank to waive certain of the conditions to their obligations to proceed with the Merger, the Agreement is subject to amendment, modification and supplementation by a written agreement signed by the duly authorized representatives of F&M and the Bank.

         The Agreement may be terminated and the Merger abandoned without liability on the part of any party at any time prior to the Closing Date by mutual consent of F&M and the Bank, or by either F&M or the Bank if the conditions to their obligations to proceed under the Agreement have not been met or waived in writing. In the event of termination and abandonment, not as a result of a breach of the Agreement, each party would be responsible to pay its own expenses incident to the Merger.

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the direction and general policies of F&M, and the Bank's board of directors. F&M initially intends to retain the Bank's current employees, officers and board of directors, with the addition of Gail
E. Janssen, Chairman of the Board and Chief Executive Officer of F&M, or another F&M designee, as a member of the Board of Directors of the Bank. F&M performs certain functions and provides various services (such as internal audit, marketing and lending assistance, investment coordination, etc.) for its subsidiary banks, and expects to do the same for the Bank. F&M will receive a management fee from the Bank for these functions and services.

         In March 1995, the Bank entered into supplemental retirement agreements with Stanley W. Erlandson, Carole Badertscher and Nancy Church, currently President/Chief Executive Officer, Assistant Vice President and Administrative Assistant, respectively, of the Bank. The Agreement also provides that the current members of the Bank's board of directors may remain directors until two years from the Effective Time of the Merger.

         The parties contemplate that the Bank will enter into an employment agreement with Stanley W. Erlandson, currently President and Chief Executive Officer of the Bank. The employment agreement will be for a one-year term, and provide that Mr. Erlandson will remain in his current position at his current salary and benefit level.

Federal Income Tax Consequences

         McCarty, Curry, Wydeven, Peeters & Haak, counsel to F&M, expects to issue a legal opinion as to the tax-free nature of the Merger to holders of Bank Common under federal law, and such an opinion is a condition to consummation of the transactions contemplated by the Agreement. However, the parties have not sought any rulings from the Internal Revenue Service that the Merger constitutes a non-taxable reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The parties also have not sought any rulings or opinions with respect to the state or local tax consequences of the Merger. In the Agreement, F&M has made no representations or warranties as to tax consequences. Bank shareholders are therefore urged to consult their own tax advisors as to the tax effects of the Merger on their own particular situations.

         The McCarty, Curry, Wydeven, Peeters & Haak opinion as to the federal income tax effects of the proposed transaction, which will be delivered upon the closing of the Merger, is expected to include the following matters: (a) No gain or loss will be recognized by holders of Bank Common who receive solely shares of F&M Common in exchange for their shares of Bank Common; (b) The aggregate basis of the shares of F&M Common received by holders of Bank Common in the transaction will be the same as the basis of their shares of Bank Common surrendered in exchange therefor; and (c) The holding period of the shares of F&M Common received by holders of Bank Common in the exchange will include the holding period for their shares of Bank Common exchanged therefor, provided their shares of Bank Common were held as capital assets on the date of the exchange.

         A Bank shareholder who receives cash in lieu of a fractional share interest in F&M Common will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Bank Stock allocable to the fractional share interest. Such capital gain or loss will be long term capital gain or loss if the holder's holding period for the F&M Common received, determined as set forth above, is longer than one year.

Resale of F&M Common

         The shares of F&M Common to be issued to Bank shareholders in the Merger have been registered under the Securities Act and may be freely traded by Bank shareholders who, at the Effective Time, are not "affiliates" of the Bank and who are not "affiliates" of F&M at the time of the proposed resale.

         Shares of F&M Common received by "affiliates" of the Bank may be resold by them only (i) in conformity with the resale provisions of Rule 145 under the Securities Act, (ii) pursuant to a further registration under the Securities Act, or (iii) in accordance with another available exemption from the registration requirements of the Securities Act. F&M's obligation to consummate the Merger is conditioned upon the receipt of an executed Affiliate's Undertaking to comply with such resale restrictions from each person who may be deemed an "affiliate" of the Bank within the meaning of the Securities Act and Rule 145.

         An "affiliate" is defined under the rules promulgated pursuant to the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an entity. For this purpose, the Bank will treat each executive officer, director and greater-than-5% shareholder of the Bank, and each other person identified by counsel for the Bank as a person who may be deemed to be an affiliate, as an affiliate. Shares of F&M Common issued to such persons in the Merger will be transferable only in compliance with the Affiliate's Undertaking. F&M is not obligated to register F&M Common owned by affiliates of the Bank under the Securities Act for resale.

         Each of the persons executing an Affiliate's Undertaking also will represent that he or she will not dispose of or otherwise reduce his or her risk relative to any beneficially owned shares of F&M Common prior to the publication by F&M of an earnings statement covering at least 30 days of operations subsequent to the Effective Time of the Merger, and has not sold or otherwise reduced his or her risk relative to any shares of F&M Common or shares of Bank Common beneficially owned by such person within a 30 day period preceding the Effective Time. The purpose of these requirements is to demonstrate the continuity of risk-sharing necessary for pooling of interests accounting treatment.

Accounting Treatment

         F&M intends to account for the acquisition of the Bank using the pooling of interests method of accounting. F&M's ability to use pooling of interests accounting is a condition to the Merger.

               RIGHTS OF DISSENTING BANK SHAREHOLDERS OF THE BANK

         Pursuant to Sections 221.0705 through 221.0718 of the Wisconsin Statutes, any shareholder of the Bank, or beneficial shareholder of the Bank who is the beneficial owner of shares held by a nominee as the shareholder of record, has the right to object to the Merger and demand payment of the "fair value" of his shares in cash. Any Bank Shareholder or beneficial shareholder electing to do so must file with the Bank, before the Merger vote is taken, a written notice of objection that complies with Section 221.0709 of the Wisconsin Statutes. Furthermore, the Bank Shareholder or beneficial shareholder may not vote his or her shares in favor of the proposed Merger.

         If the Merger is approved by the requisite vote, the Bank shall send within 10 days after such approval to any dissenting shareholder who has preserved his or her dissenters' rights by filing such objection and refraining from voting his shares in favor of the Merger, a dissenters' notice including or having attached a form for demanding payment that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before the first announcement to the news media or to shareholders of the terms of the proposed Merger, a statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for the Bank shares must be deposited, a date by which the Bank must receive the payment demand and a copy of the dissenters' rights statutes under the Wisconsin Statutes. Persons receiving a dissenters' notice must demand payment in writing within the requisite time and certify whether they acquired beneficial ownership of the shares before the date specified in the dissenters' notice. The dissenter's Bank share certificates must also be deposited in accordance with the terms of the notice.

         A Bank Shareholder may assert dissenters' rights as to fewer than all shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Bank in writing of the name and address of each person on whose behalf he asserts dissenters' rights. In order to assert dissenters' rights, a beneficial shareholder must submit to the Bank the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights, which consent should be with respect to all shares of which he or she is the beneficial shareholder.

         As soon as the Merger is effectuated or upon receipt of a payment demand, whichever is later, the Bank shall pay each shareholder who has perfected his dissenters' rights the amount that the Bank estimates to be the fair value of his shares plus accrued interest. The payment shall be accompanied by the Bank's latest available audited financial statements, a statement of the Bank's estimate of the fair value of the shares, an explanation of the calculation of interest, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the Bank's payment, and a copy of the dissenters' rights statutes.

         The Bank may elect to withhold payment from a dissenter who was not the beneficial owner of shares before the date specified in the dissenters' notice. To the extent the Bank elects to withhold such payment after effectuating the Merger, the Bank shall estimate the fair value of the shares plus accrued interest and shall pay that amount to each dissenter who agrees to accept it in full satisfaction of his demand. The Bank shall send with its offer of payment a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter's right to demand payment if he is dissatisfied with the offer.

         A dissenter, within 30 days after the Bank has made or offered payment for his shares, shall notify the Bank in writing in accordance with Section
221.0716 of the Wisconsin Statutes if he is dissatisfied with the payment or offer. The notice shall state the dissenter's estimate of the fair value of his shares and the amount of interest due and demand payment of that estimate less the payment already received from the Bank, or for dissenters whose payments have been withheld, reject the offer of payment and demand payment of the fair value of his shares and interest due if certain conditions are satisfied.

         If a dissenter's demand for payment remains unsettled, the Bank may bring a special proceeding within 60 days after receiving the payment demand and petition a court to determine the fair value of Bank shares and accrued interest. If this special proceeding is not brought within the 60-day period, the Bank must pay each dissenter whose demand remains unsettled the amount demanded.

         For purposes of Section 221.0705(4) of the Wisconsin Statutes, the "fair value" of Bank shares is determined immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable.

         The full text of Sections 221.0705 through 221.0718 of the Wisconsin Statutes is set forth as Exhibit A to this Supplemental Statement. Since the foregoing description is not a complete summary of its provisions, any shareholder who may be considering exercising his rights as a dissenter is urged to refer to such text. The provisions of Section 221.0705 through
221.0718 require strict compliance, and any Bank shareholder who wishes to object to the Merger and demand payment for his or her shares should consult his own attorney or advisor.

         If an the Bank Shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Bank Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

         A condition of the obligations of both F&M and Subsidiary to consummate the Merger is that the holders of less than 10% of the issued and outstanding the Bank Common will have elected to exercise their dissenters' rights. See "The Merger - Conditions to the Merger".

                        MARKET INFORMATION AND DIVIDENDS

F&M

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 2,775 shareholders of record at December 31, 1996. The following table summarizes high and low prices and cash dividends paid for F&M Common for the fourth quarter of 1996 and to date in the first quarter of 1997. The high and low prices represent actual trade prices as reported on NASDAQ.

         CALENDAR                                                    CASH DIVIDENDS
          PERIOD                        HIGH             LOW         PAID PER SHARE
------------------------------          ----             ---         --------------
1996       4th quarter                 $32.00           $29.75             $.17

1997       1st quarter                 $30.25           $29.25              --
           (through January 8)

See page 7 of the Prospectus for F&M Market Information and Dividends for previous quarters.

The Bank

         The number of holders of record of Bank Common at December 31, 1996, was approximately 136.

         Trading in shares of Bank Common is infrequent, and there is no independent market with respect to such shares. To Bank's management's knowledge there have been only three transactions in Bank Common since 1993:
November 1994, five shares of Bank Common purchased for $300.00 per share; November 1994, five shares of Bank Common purchased for $300.00 per share; and January 1996, five shares of Bank Common purchased for $500.00 per share.

         The following table presents the total annual payment of dividends per share of Bank Common:

         Calendar Year                             Dividends Paid
         -------------                             --------------
             1994                                      $18.00
             1995                                      $20.00
             1996                                      $20.00

         The Agreement provides that the Bank shall not pay any dividends in 1997 unless the Effective Time is delayed until June 1997, and then total dividends are limited to $20,000. In the event the Bank pays dividends in excess of that amount, F&M may either terminate the transaction, or reduce the consideration to be received per share of Bank Common by 1.6 times the amount of any such excess dividend.

                            F&M BANCORPORATION, INC.

         See the Prospectus for further information included, or incorporated therein by reference, regarding F&M. For convenient reference, certain recent summary financial information regarding F&M is set forth below.

                                               Nine Months ended
                                                 September 30                  Years ended December 31,
                                              -------------------          --------------------------------
                                              1996           1995          1995          1994          1993
                                              ----           ----          ----          ----          ----
                                                (unaudited; dollars in thousands, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest Income                            $ 63,899      $56,153      $ 76,091      $ 63,942      $ 61,302
  Interest expense                             28,781       24,890        33,807        25,074        25,164
                                               ------       ------        ------        ------        ------
  Net interest income                          35,118       31,263        42,284        38,868        36,138
  Provision for loan losses                     1,289        1,127         1,653         1,338         1,329
  Non-interest income                           4,182        3,461         4,649         4,112         5,286
  Net income before cumulative
    effect of change in accounting             10,680        8,676        11,987         8,425         8,827
    principle (2)                              10,680        8,676        11,987         8,425         8,899
  Net income
  Net income applicable to                     10,680        8,676        11,987         8,403         8,713
    common stock

PERIOD END BALANCE SHEET DATA (1)
  Total assets                             $1,130,742     $976,166      $996,278      $921,384      $877,964
  Net loans                                   819,778      693,825       691,123       642.136       553,291
  Total deposits                              971,279      847,208       866,712       805,431       768,144
  Short-term borrowings                        37,960       11,547        12,194        19,846         5,844
  Other borrowings                              9,217       15,833        10,833         6,366        13,941
  Preferred stock                                   0            0             0             0         2,073
  Total shareholders' equity                  101,977       91,082        94,067        82,931        82,866
PER SHARE DATA (1)(3)
  Net income per common share
    before cumulative effect of
    change in accounting
    principle (2)                              $1.53        $1.28         $1.76         $1.23         $1.33
  Net income per common share                   1.53         1.28          1.76          1.23          1.35
  Cash dividends (4)                             .497         .409          .546          .436          .327
-------------------

(1) Includes the results of operations of Bradley Bank from its acquisition in May 1996. Except as indicated, the data have been restated to reflect F&M's acquisition of F&M Bank-Portage County in 1993, F&M Bank-Northeast (including both the First National and Pulaski acquisitions) in 1994, F&M Bank-Waushara County in 1995 and F&M Bank-Algoma in 1996 using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated financial Statements incorporated herein by reference. The data prior to January 1, 1996 have not been restated to reflect F&M's acquisition of Monycor in February 1996 because that acquisition did not have a material effect on F&M's results of operations or financial condition.
(2) Cumulative effect of change in accounting principle in 1993 represents the adoption of SFAS No. 109 (Accounting for Income Taxes) by a bank subsequently acquired by F&M.
(3) Per share information has been restated to reflect the 10% stock dividend paid to stockholders on June 10, 1996.
(4) Cash dividends per share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

                          BANK SELECTED FINANCIAL DATA

         The selected financial data presented below for Green County Bank (the "Bank") for each of the years in the five year period ended December 31, 1995, are derived from the financial statements of the Bank and should be read in conjunction with other financial information presented elsewhere in this Supplemental Statement. The financial statements of the Bank for the year ended December 31, 1995, have been audited by Wipfli Ullrich Bertelson to the extent indicated in their report thereon. The selected financial data for the years ended December 31, 1994, 1993, 1992 and 1991 are unaudited, but in the opinion of the Bank management reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The information presented below should be read in conjunction with the separate financial statements and notes thereto of the Bank, and the Bank's Managements Discussion and Analysis of Results of Operations and Financial Condition, all included elsewhere in this Supplemental Statement.

                                  Nine Months ended
                                    September 30,                        Years ended December 31,
                               --------------------         -------------------------------------------------
                                 1996        1995            1995       1994       1993      1992       1991
                               ---------   --------         -------    -------    -------   -------   -------
                                                               (dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
Interest income                   $1,813     $1,669          $2,264     $2,030     $2,032    $2,136    $2,186
Interest expense                     933        808           1,117        909        957     1,119     1,270
                               ---------   --------         -------    -------    -------   -------   -------
Net interest income                  880        861           1,147      1,121      1,075     1,017       916
Provision for loan losses             13         14              18         12          0         0        12
                               ---------   --------         -------    -------    -------   -------   -------
Net interest income after            867        847           1,129      1,109      1,075     1,017       904
  provision for loan losses

Non-interest income                  113        132             172        163        148       130       100
Non-interest expense                 556        599             793        813        816       751       718
                               ---------   --------         -------    -------    -------   -------   -------
Income before provision for
  income taxes and cumulative
  effect of change in
  accounting principle               424        380             508        459        407       396       286
Provision for income taxes           146        137             176        149        132       139        92
Income before cumulative
  effect of change in
  accounting principle               278        243             332        310        275       257       194
Cumulative effect of
  change in accounting
  principle                            0          0               0          0         37         0         0
                               ---------   --------         -------    -------    -------   -------   -------
Net income                          $278       $243            $332       $310       $312      $257      $194
                               =========   ========         =======    =======    =======   =======   =======
PERIOD END BALANCE SHEET DATA:
Total assets                     $31,519    $30,166         $31,253    $28,392    $28,301   $26,575   $24,145
Net loans                         21,849     20,674          21,190     20,489     18,318    16,375    14,722
Securities                         5,973      5,430           5,855      5,778      6,488     6,905     6,332
Total deposits                    28,043     27,002          28,043     25,524     25,729    24,187    21,971
Total stockholders' equity         3,245      2,923           2,995      2,637      2,428     2,152     1,916

PER COMMON SHARE DATA:
Net income                       $139.00    $121.50            $166.26    $154.80    $156.38   $129.00    $97.00
Period end book value           1,622.50   1,461.50           1,497.47   1,318.38   1,213.83  1,076.03    958.00
Dividends                          10.00      10.00              20.00      18.00      18.00     12.00     12.00

                    BANK MANAGEMENTS DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

         The following discussion and analysis provides information regarding the historical results of operations and financial condition of the Bank for the nine month periods ended September 30, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993. This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH 1995

RESULTS OF OPERATIONS

         For the nine months ended September 30, 1996, the Bank's net income increased by $26,000 from the same period in 1995, to $278,000.

         NET INTEREST REVENUE

         Net interest revenue increased by $19,000, or 2.2%, to $880,000 principally from an increase in interest-earning assets. This change was partially offset by an increase in interest-bearing liabilities and an increase in the cost of interest-bearing liabilities.

         PROVISION FOR LOAN LOSSES

         The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. A total of $13,000 and $14,000 was provided for loan losses in the first nine months of 1996 and 1995, respectively. Total non-performing loans increased $14,000 at September 30, 1996 from one year earlier. Non-performing loans totaled $70,000 at September 30, 1996 and $56,000 in 1995. Net charge-offs increased to $13,000 in 1996 from $6,000 one year earlier.

         OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue decreased $19,000 from $132,000 for the first nine months of 1995 to $113,000 in the same period for 1996. Service charges decreased $11,000 and other fee income decreased $14,000 while loss on sales of investment securities was -0- in 1996 and $6,000 in 1995.

         Total other operating expenses decreased $43,000, or 7.2%, to $556,000 for the nine months ended September 30, 1996 compared to the same period in 1995. Salaries and benefits decreased $25,000 or 7.6% to $304,000. Occupancy expenses increased $8,000 in 1996 from 1995 while other operating expenses decreased $26,000 or 14.5% to $153,000 in 1996.

         INCOME TAXES

        Income tax expense remained relatively consistent at $146,000 in 1996 as compared to $137,000 in 1995. Income tax expense was 34.4% of income before income taxes in 1996 and 36.0% in 1995.

FINANCIAL CONDITION

         Total assets of $32 million at September 30, 1996 increased $1.4 million, or 4.5% from September 30, 1995. Total deposits increased $1.0 million from 1995 to 1996. The increased deposits were primarily used to fund loans which increased $1.2 million from 1995 to 1996. During this same period investment securities increased $543,000. Federal funds sold at September 30, 1996 decreased $242,000 to $2.0 million at September 30, 1996.

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at September 30, 1996.

                                                             Amount              Percent
                                                             ------              -------
                                                           (In Thousands)
             Commercial                                     $ 1,796                8.1%
             Agricultural production                          2,637               12.0
             Real estate:
                Commercial                                    4,971               22.5
                Agricultural                                  1,754                7.9
                Residential                                   6,520               29.6
             Other                                            4,388               19.9
                                                            -------              -----

                    Total loans                             $22,066              100.0%
                                                            =======              =====

         NON-PERFORMING ASSETS

         Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of the Bank's non-performing loans, other real estate owned and other non-performing assets and each of their percentages to total loans at September 30, 1996.

                                                                        Amount
                                                                    (In Thousands)         Percent
                                                                    --------------         -------
         Non-accrual loans                                               $28                 .1%
         Accruing loans past due 90 days or more                          42                 .2
                                                                         ---                 --
                 Total non-performing loans                               70                 .3

         Other real estate owned                                          --                 --
                                                                         ---                 --
                 Total non-performing assets                             $70                 .3%
                                                                         ===                 ===

         SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes loan balances at September 30, 1996, changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and provisions for loan losses that have been charged to expense.

                                                                                            For Nine Months Ended
                                                                                               September 30, 1996
                                                                                         ----------------------------
                                                                                            (Dollars In Thousands)
Average balance of loans for period                                                                    $21,261
                                                                                                      ========

Allowance for loan losses at beginning of period                                                      $    217
Loan charge-offs:
    Commercial, municipal and agricultural                                                                  11
    Real estate - Mortgage                                                                                   2
                                                                                                      --------

        Total charge-offs                                                                                   13

        Total recoveries                                                                                    --
                                                                                                      --------

Net charge-offs                                                                                             13
Provision for loan charge-offs                                                                              13
                                                                                                      --------

Allowance for loan losses at end of period                                                            $    217
                                                                                                      ========

Ratio of net charge-offs during the period to average loans outstanding                                   .06%
                                                                                                      ========

Allowance for loan losses to total loans                                                                 0.98%
                                                                                                      ========

CAPITAL

        Total stockholders' equity increased $250,000 to $3,245,000 from December 31, 1995 to September 30, 1996 due to net income of $278,000 less an increase in net unrealized losses on investment securities available for sale of $8,000 and dividends of $20,000. Capital requirements set by federal regulatory agencies establish minimum capital guidelines. A comparison of the Bank's capital as of September 30, 1996 with the minimum requirements is presented below:


                                                              Actual                  Minimum
                                                        September 30, 1996          Requirements
                                                        ------------------          ------------
Tier 1 Risk-based Capital                                       13.82%                   4.00%
Total Risk-based Capital                                        14.74%                   8.00%
Leverage Ratio                                                  10.52%                   3.00%


   According to FDIC capital guidelines, the Bank is considered to be "Well
                                 Capitalized."

FISCAL 1995 COMPARED TO 1994 AND 1993

RESULTS OF OPERATIONS

         For the year ended December 31, 1995, net income was $332,000, an increase of $22,000, or 7.1% from 1994. For the year ended December 31, 1994, net income was $310,000, a decrease of $2,000, or .6%, from the 1993 net income of $312,000.

         NET INTEREST REVENUE

         Net interest revenue stayed constant at $1.1 million in 1995 and 1994. Total interest income increased 11.5% to $2.3 million in 1995. Average earning assets increased $2.1 million to $28.9 million in 1995 over 1994. Average yields on loans increased to 9.13% from 8.71%, while the yield on investments increased to 5.72% from 5.69%. Deposit costs increased slightly from 4.09% at December 31, 1994, to 4.86% at December 31, 1995. Interest bearing liabilities increased 10.1% or $2.3 million from 1994 to 1995.

         Net interest revenue increased $46,000 or 4.3% to $1.1 million in 1994. Total interest income decreased $2,000 in 1994 from 1993. Average earning assets increased $1.4 million from 1993 to 1994 while interest bearing deposits increased $3.7 million.

         PROVISION FOR LOAN LOSSES

         The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. The provision for loan losses was $18,000 in 1995, as compared to $12,000 in 1994 and $-0- in 1993.

         OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue increased $9,000 to $172,000 in 1995, primarily due to increases in service fees and commission income. Other operating revenue increased $15,000 in 1994 from $148,000 in 1993.

         Other operating expenses decreased $20,000 in 1995. Salaries and benefits accounted for a $17,000, or 3.6%, decrease while occupancy expenses increased $22,000, or 21.6%, and all other operating expenses decreased $24,000, or 9.9%, as a result of decreased FDIC premiums partially offset by other increases. Other operating expenses decreased $3,000, or .4%, to $813,000 in 1994 from 1993. Increases in salaries and benefits and occupancy expense were offset by reductions in data processing expenses.

         INCOME TAXES

         Income taxes were $176,000 in 1995 compared with $149,000 in 1994 and $132,000 in 1993. Tax expense as a percent of income before income taxes was 34.6% in 1995, 32.5% in 1994 and 32.4% in 1993.

         SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109), was issued by the FASB in February 1992 and required a change from deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank adopted SFAS No. 109 in 1993 and recognized a cumulative benefit of $36,842 in 1993.

FINANCIAL CONDITION

         At December 31, 1995, total assets of $31.2 million represent an increase of 10.0% or $2.9 million from a year earlier. The increase resulted primarily from an increase in deposits of $2.5 million from $25.5 million and increase in stockholders' equity of $358,000. Loans increased $701,000 while cash and cash equivalents increased $2.0 million and investments increased $77,000.

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.

                                                          December 31,
                           -----------------------------------------------------------------------------------
                                        1995                      1994                            1993
                           ---------------------------  --------------------------  --------------------------
                              Amount        Percent        Amount       Percent         Amount       Percent
                              ------        -------        ------       -------         ------       -------
                                                         (dollars in thousands)
Commercial                    $ 1,847          8.63%       $ 1,738         8.40%       $ 1,591         8.59%
Agricultural production         2,917         13.63          2,764        13.36          3,211        17.35

Real estate:
    Commercial                  4,470         20.88          3,831        18.51          2,162        11.68
    Agricultural                1,502          7.02          1,682         8.13          1,199         6.48
    Residential                 5,865         27.40          6,391        30.88          6,354        34.32
Other                           4,806         22.44          4,288        20.72          3,994        21.58
                              -------        -------       -------       -------       -------       -------
        Total loans           $21,407        100.00%       $20,694       100.00%       $18,511       100.00%
                              =======        =======       =======       =======       =======       =======

         NON-PERFORMING ASSETS

         Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of the Bank's non-performing loans, other real estate owned and non-performing assets and each of their percentages to total loans as of the dates indicated.

                                                                 December 31,
                                        ----------------------------------------------------------------
                                              1995                   1994                    1993
                                        -------------------   ------------------    --------------------
                                         Amount    Percent     Amount   Percent       Amount    Percent
                                         ------    -------     ------   -------       ------    -------
                                                             (dollars in thousands)
Non-accrual loans                         $24       0.11%      $13       0.06%         $14       0.08%
Accruing loans past due 90 days             0       0.00         0       0.00            0       0.00
                                          ---       ----       ---       ----          ---       ----
  or more
   Total non-performing loans              24       0.11        13       0.06           14       0.08
Other real estate owned                     0       0.00         0       0.00            0       0.00
                                          ---       ----       ---       ----          ---       ----
   Total non-performing assets            $24       0.11%      $13        0.6%         $14       0.08%
                                          ===       ====       ===       ====          ===       ====

             SUMMARY OF LOAN LOSS EXPERIENCE

             The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and provisions for loan losses that have been charged to expense.

                                                                            Years Ended December 31,
                                                                 -------------------------------------------------
                                                                    1995              1994              1993
                                                                    ----              ----              ----
                                                                             (dollars in thousands)
Average balance of loans for year                                      $21,202           $20,368           $18,508
                                                                 =============     =============     =============
Allowance for loan losses at beginning of year                         $   205           $   193            $  189

Loan charge-offs:
  Commercial, municipal and agricultural                                     6                 0                 0
  Consumer                                                                   0                 0                 2
                                                                 -------------     -------------     -------------
Total charge-offs                                                            6                 0                 2

Loan recoveries:
  Consumer                                                                   0                 0                 6
                                                                 -------------     -------------     -------------

Total recoveries                                                             0                 0                 6
                                                                 -------------     -------------     -------------

Net loan charge-offs (recoveries)                                            6                 0               (4)

Provision for loan losses                                                   18                12                 0
                                                                 -------------     -------------     -------------

Allowance for loan losses at end of year                                  $217              $205              $193
                                                                 =============     =============     =============

Ratio of net charge-offs during year to
  average loans outstanding                                              0.03%             0.00%            (.02%)

Allowance for loan losses to total loans                                 1.01%             0.99%             1.04%


CAPITAL

         Total stockholders' equity increased $358,000 to $3.0 million from 1994 to 1995, as compared to an increase of $209,000 from 1993 to 1994. The 1995 increase includes a positive impact of $66,000, and the 1994 increase is net of a $64,000 negative impact, due to the adjustment to fair value of investment securities available for sale.

LIQUIDITY

         The management of assets and liabilities provides for the availability of funds to meet loan commitments, deposit withdrawals and other maturing liabilities. Liquidity to service these requirements is generated from maturing short and long-term assets, internally generated earnings and from new deposits. Management of the Bank has tended to rely on the maturity structure of loans, investments available for sale and transactions in federal funds to meet liquidity needs. The Bank does not rely on brokered deposits as a source of liquidity. The Bank's liquidity management is not only as a point in time, but also involves the future estimated needs of the market area served by the Bank. The Bank primarily monitors the liquidity ratio of rate-sensitive assets to rate-sensitive liabilities in the one-year time range. The ratio in the one year category has ranged between 80.5% and 117.3% between 1993 and 1995. During the same time period, the ratio of total loans to total deposits has ranged between 72% and 81%.

         The following table shows the approximate rate-sensitivity gap position at December 31, 1995:

                                                 0 - 90         91 - 365         1 - 5        Over 5
                                                   Days           Days           Years         Years           Total
                                               -----------     -----------    -----------   -----------     -----------
                                                                      (dollars in thousands)
Loans                                               $2,633          $6,439        $11,719   $       616         $21,407
Investment securities                                  595           1,364          3,520           376           5,855
Other earning assets                                 2,432              --             --            --           2,432
                                               -----------    ------------    -----------   -----------     -----------

     Total rate-sensitive assets (RSA)              $5,660          $7,803        $15,239          $992         $29,694
                                               ===========    ============    ===========   ===========     ===========

Interest-bearing deposits                           $4,183          $7,766         $5,653        $7,368         $24,970
                                               ===========    ============    ===========   ===========     ===========

     Total rate-sensitive liabilities (RSL)         $4,183          $7,766         $5,653        $7,368         $24,970
                                               ===========    ============    ===========   ===========     ===========

Interest sensitivity gap                            $1,477             $37         $9,586      $(6,376)          $4,724
                                               ===========    ============    ===========   ===========     ===========

Cumulative interest sensitivity gap                 $1,477          $1,514        $11,100        $4,724
                                               ===========    ============    ===========   ===========

Ratio of cumulative rate-sensitivity                 26.1%           11.2%          38.7%         15.9%
  gap to RSA                                   ===========    ============    ===========   ===========

Cumulative ratio of rate-sensitive assets           135.3%          112.7%         163.1%        118.9%
  to rate-sensitive liabilities                ===========    ============    ===========   ===========



         Management's overall strategy is to coordinate the volume of rate-sensitive assets and liabilities to minimize the impact of interest rate movements on the net interest margin. The above table reflects a positive gap position for all years. Management assumes: 100% of savings accounts are not rate sensitive and are included in the 5+ years category; 33.3% of NOW accounts are 0-90 days, with the balance in 1-5 years; and 66.7% of money market accounts are 0-90 days, with the balance in 1-5 years. A negative position is favorable in a falling interest rate environment; a positive position is favorable in a rising interest rate environment. The gap is within the acceptable range established by management at each level of maturity, most significantly management's target range at the one-year level.

RECENT ACCOUNTING DEVELOPMENTS

         Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." There was no impact on net income as a result of the adoption of SFAS No. 114 at January 1, 1995.

         In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Bank adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $12,400, an increase in deferred tax liabilities of $5,149, and an increase in stockholders' equity of $7,251. The adoption of SFAS No. 115 had no impact on 1994 net income.

         Effective January 1, 1993, the Bank adopted the liability method of accounting for income taxes prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. The Bank elected to recognize the cumulative effect of the change as of January 1, 1993, totaling $36,842, as a credit to income in 1993.

         SFAS No. 122, "Accounting for Mortgage Servicing Rights," was issued and is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires recognition as a separate asset, the rights to service mortgage loans for others. This would occur when an entity would sell loans while retaining the mortgage servicing rights. Since the Bank does not retain servicing rights on loans it sells, the adoption of SFAS No. 122 will not have a material impact.

         The FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement was required to be adopted by the Bank effective January 1, 1996. The adoption of SFAS No. 121 did not have a significant impact on the Bank's financial condition or results of operations.

                               GREEN COUNTY BANK

Business

         The Bank offers a wide range of traditional bank services through its full service office. These include commercial, consumer, agricultural and real estate lending, depository account services, and other services to individuals and businesses. The Bank also offers WHEDA first time home buyer loans. The Bank does not offer trust services. The Bank's business is a general mix of business, agricultural and consumer banking. There is one TYME machine located at the main office in Brodhead.

         The Bank's primary service area extends from Brodhead in a seven to ten mile radius in Green County and Rock County, Wisconsin. The Bank's main office is located at 1035 1st Center Avenue, Brodhead, Wisconsin.

         The Bank is a Wisconsin state bank, subject to regulation by the Wisconsin Division and the FDIC. The Bank's deposits are insured by the FDIC, up to statutory limits.

         See "Index to Financial Statements" for historical financial statements of the Bank.

Management

         The directors of the Bank are elected by its shareholders and serve for one-year terms. The following persons currently serve as directors of the
Bank:

         Name and Age                    Principal Occupation                     Director Since
         ------------                    --------------------                     --------------
         Bruce W. Timm, 65               Auto Dealer                                   1960
         Stanley W. Erlandson, 54        President/Chief Executive Officer of
                                         the Bank                                      1986
         Paul L. Haraldson, 71           Retired                                       1973
         Raymond J. Homb, 68             Retired                                       1982
         Lon Lederman, 38                Stock Broker                                  1994
         Oliver Miller, 73               Retired                                       1970
         Dr. Darrell D. Nelson, 63       Retired                                       1975
         Duane V. Schneider, 64          Construction                                  1984

         The table below shows the executive officers of the Bank, each of whom was elected by the Board of Directors to a one-year term.


          Name                                   Office with the Bank                        Since
          ----                                   --------------------                      ---------
         Bruce W. Timm                           Chairman of the Board                       1989
         Stanley W. Erlandson                    President/Chief Executive Officer           1989

         At December 31, 1996, the Bank employed 15 persons on a full-time equivalent basis.

Share Ownership

         The table below sets forth information regarding the beneficial ownership of shares of Bank Common (both the number of shares owned and the percent of the class) by the Bank's directors, and by the Bank's directors and executive officers as a group, and by persons who are known to the Bank to beneficially own more than 5% of Bank Common as of December 31, 1996.


                   Name                                   Number of Shares                    Percent
         -------------------------                        ----------------                    -------
         Bruce W. Timm(1)(2)                                     170                            8.5%
         Stanley W. Erlandson(1)                                  25                           1.25%
         Paul L. Haraldson(1)                                     19                               *
         Raymond J. Homb(1)                                       13                               *
         Lon Lederman                                              2                               *
         Oliver Miller(1)                                         32                            1.6%
         Dr. Darrell D. Nelson(1)                                  7                               *
         Duane V. Schneider(1)                                    33                           1.65%

         All directors and executive officers as a group(1)      301                          15.05%

         Viola Jones Irrevocable Trust (3)                       269                          13.45%
         Dorothy R. Mundinger(4)                                 129                           6.45%
         Priscilla Nuzum Parker (5)                              156                            7.8%

---------------------------

 *       Less than 1%

(1) Includes any shares held by, or jointly with, spouse and dependent children. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)      Mr. Timm's address is N3816 Park Road, Brodhead, Wisconsin 53520.

(3) The Viola Jones Irrevocable Trust's address is 301 Tenke Lane, Lake Geneva, Wisconsin 53147.

(4)      Ms. Mundinger's address is 1560 Ln 105, Lake James, Angola, Indiana
         46703.

(5)      Ms. Nuzum Parker's address is W895 Golf Course Road, Brodhead,
         Wisconsin 53520


         To the Bank's knowledge, directors and executive officers of the Bank as a group own no shares of F&M Common. The Bank and F&M are unaware of any ownership of Bank Common by directors or executive officers of F&M.

                          INFORMATION AS TO SECURITIES

F&M Common

         See pages 12 and 13 of the Prospectus for information as to F&M
Common.

Bank Common

         The Articles of Incorporation of the Bank provide that the Bank has authority to issue 2,000 shares of common stock, $100.00 par value ("Bank Common"), and all shares are issued.

         Holders of Bank Common are entitled to receive dividends thereon if and when declared and payable by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of Bank Common would be entitled to receive any remaining assets available for distribution to the Bank shareholders.

         The holders of Bank Common are entitled to one vote for each share held and are not entitled to cumulative voting rights. Most actions involving the Bank, including the election of directors, are subject to approval of the holders of a majority of the outstanding Bank Common.

         Holders of Bank Common are not entitled to any preemptive rights, except in certain circumstances required by Wisconsin law. Bank Common is fully paid and not liable to any calls or assessments by the Bank, except for potential calls for additional capital under Section 220.07 of the Wisconsin Statutes, in the event of a capital impairment of the Bank, and under Section 180.0622(2)(b) of the WBCL.

         See the discussion of Section 180.0622(2)(b) above under "F&M Common" on page 12 of Prospectus.

Comparison of F&M Common with Bank Common

         F&M's and Bank's respective common stocks, and the rights of their shareholders, are similar. However certain differences exist, including the following, which include all of those which are deemed by F&M and the Bank to be potentially material.

         1. Shares of F&M Common are traded on The NASDAQ Stock Market, and several regional brokerage firms foster a trading market in F&M Common. F&M Common is a class of securities registered with the SEC, and F&M therefore is subject to periodic public reporting with respect thereto. F&M is unaware of any active market for shares of Bank Common, and the Bank is not subject to SEC reporting requirements.

         2. F&M is subject to the statutory anti-takeover provisions of Sections 180.1130 through 180.1150 of the WBCL because it currently meets the definitions of "issuing public corporation" and "resident domestic corporation" thereunder. (See the discussion thereof under "F&M Common--Certain Statutory Provisions" above.) Those statutory provisions do not apply to the Bank.

         3. The Articles and Bylaws of F&M provide for the classification of the Board of Directors into three classes, whereby directors serve three-year terms and one of the three classes of directors is subject to election at each annual meeting. The articles and bylaws of the Bank do not provide for such classification, and each of the Bank's directors is elected annually for a one-year term.

         4. Holders of Bank Common are subject to personal liability under the capital impairment statute applicable to Wisconsin state banks. While F&M, as a shareholder of the F&M Banks, is subject to this statute, shareholders of F&M are not personally liable for such a capital impairment. However, shareholders of both F&M and the Bank are subject to the personal liability provisions of Section 180.0622(2)(b) of the WBCL.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the Merger. Two Quarles & Brady attorneys providing services with respect to the Merger own an aggregate of 7,821 shares of F&M Common. Certain legal matters in connection with the Merger will be passed upon for the Bank by Boardman, Suhr, Curry & Field, Madison, Wisconsin. McCarty, Curry, Wydeven, Peeters & Haak is also expected to render an opinion to Bank shareholders as to certain federal income tax matters of the Merger.

                                    EXPERTS

         The consolidated financial statements of F&M included and incorporated by reference in this Supplemental Statement, and the other consolidated financial statements from which the five-year selected financial data included herein have been derived, have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of the Bank as of, and for the year ended, December 31, 1995, included in this Supplemental Statement have been audited by Wipfli Ullrich Bertelson, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE NO.
GREEN COUNTY BANK                                                                                    HEREIN

   Annual Financial Information*
       Independent Auditor's Report* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-1
       Consolidated Balance Sheets at December 31, 1995 and 1994 . . . . . . . . . . . . . . . . .       F-2
       Consolidated Statements of Income for the years ended
          December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-4
       Consolidated Statements of Stockholders' Equity for the years
          ended December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . .       F-6
       Consolidated Statements of Cash Flows for the years ended
          December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-7
       Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-9

   Interim Financial Information (unaudited)

       Consolidated Balance Sheet at September 30, 1996 and 1995 . . . . . . . . . . . . . . . . .      F-23
       Consolidated Statements of Income for the nine months
          ended September 30, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-25
       Consolidated Statements of Cash Flows for the nine months ended
          September 30, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-26
       Notes to Interim Period Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .      F-27

__________________
* The Bank's financial statements at, and for the year ended, December 31, 1995, are audited. All other Bank financial statements are unaudited.

                  [WIPFLI ULLRICH BERTELSON LLP LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Green County Bank
Brodhead, Wisconsin


We have audited the accompanying balance sheet of Green County Bank as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green County Bank at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                    Wipfli Ullrich Bertelson LLP
                                    ----------------------------
                                    Wipfli Ullrich Bertelson LLP

December 6, 1996
Appleton, Wisconsin

                               GREEN COUNTY BANK

                                 BALANCE SHEETS
                           December 31, 1995 and 1994


                                     ASSETS

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                             ---------------       ---------------
    Cash and due from banks                                                  $     1,009,726       $     1,323,677
    Federal funds sold                                                             2,432,000                68,000
                                                                             ---------------       ---------------
       Cash and cash equivalents                                                   3,441,726             1,391,677

    Investments:
       Investment securities available for sale -
        Stated at fair value                                                       1,227,054             1,272,621
       Investment securities held to maturity -
        Fair value of $4,632,855 in 1995 and $4,355,141 in 1994                    4,628,277             4,505,058

    Total loans                                                                   21,406,825            20,694,094
       Allowance for credit losses                                                   217,068               205,077
                                                                             ---------------       ---------------

    Net loans                                                                     21,189,757            20,489,017
    Premises and equipment                                                           397,135               411,795
    Other assets                                                                     368,855               321,726
                                                                             ---------------       ---------------


    TOTAL ASSETS                                                             $    31,252,804       $    28,391,894
                                                                             ===============       ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                             ---------------       ---------------
    Liabilities:
       Non-interest-bearing deposits                                         $     3,073,141       $     2,837,826
       Interest-bearing deposits                                                  24,969,886            22,685,844
                                                                             ---------------       ---------------
       Total deposits                                                             28,043,027            25,523,670

       Other liabilities                                                             214,841               231,465
                                                                             ---------------       ---------------

         Total liabilities                                                        28,257,868            25,755,135
                                                                             ---------------       ---------------

    Commitments and contingent liabilities (Note 10)

    Stockholders' equity:
       Common stock - $100 par value:
         Authorized, issued, and outstanding - 2,000 shares                          200,000               200,000
       Capital surplus                                                             1,600,000             1,450,000
       Retained earnings                                                           1,193,782             1,051,255
       Unrealized gain (loss) on securities available for sale -
        Net of tax                                                                     1,154               (64,496)
                                                                             ---------------       ---------------

         Total stockholders' equity                                                2,994,936             2,636,759
                                                                             ---------------       ---------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $    31,252,804       $    28,391,894
                                                                             ===============       ===============


                See accompanying notes to financial statements.

                               GREEN COUNTY BANK

                              STATEMENTS OF INCOME
                 Years Ended December 31, 1995, 1994, and 1993

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ---------------
    Interest income:
       Interest and fees on loans                      $     1,921,828       $     1,708,079       $     1,653,138
       Interest on investment securities:
         Taxable                                               208,663               219,127               279,461
         Tax-exempt                                             76,590                80,550                70,611
       Other interest income                                    56,861                22,050                28,336
                                                       ---------------       ---------------       ---------------

         Total interest income                               2,263,942             2,029,806             2,031,546
                                                       ---------------       ---------------       ---------------
    Interest expense:
       Deposits                                              1,112,713               907,719               956,845
       Short-term borrowings                                     4,094                   842                   -0-
                                                       ---------------       ---------------       ---------------
         Total interest expense                              1,116,807               908,561               956,845
                                                       ---------------       ---------------       ---------------
    Net interest income                                      1,147,135             1,121,245             1,074,701
    Provision for credit losses                                 18,000                12,000                   -0-
                                                       ---------------       ---------------       ---------------
    Net interest income after provision
     for credit losses                                       1,129,135             1,109,245             1,074,701
                                                       ---------------       ---------------       ---------------
    Other income:
       Service fees                                            115,339               105,165                98,537
       Net security losses                                     (15,018)                  -0-                   -0-
       Commission income                                        46,106                37,604                37,405
       Other operating income                                   25,550                19,818                12,236
                                                       ---------------       ---------------       ---------------
         Total other income                                    171,977               162,587               148,178
                                                       ---------------       ---------------       ---------------
    Other expenses:
       Salaries and employee benefits                          451,812               469,375               451,105
       Net occupancy expense                                   123,519               101,895                96,296
       FDIC assessment                                          30,377                57,283                53,905
       Advertising expense                                      36,420                19,894                19,620
       Other operating expenses                                150,738               164,730               195,234
                                                       ---------------       ---------------       ---------------
         Total other expenses                                  792,866               813,177               816,160
                                                       ---------------       ---------------       ---------------

                               GREEN COUNTY BANK

                 Years Ended December 31, 1995, 1994, and 1993

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ---------------
    Income before provision for income
     taxes and cumulative effect of
     change in accounting principle                    $       508,246       $       458,655       $       406,719
    Provision for income taxes                                 175,719               149,056               131,959
                                                       ---------------       ---------------       ---------------

    Income before cumulative effect
     of change in accounting principle                         332,527               309,599               274,760

    Cumulative effect of change in
     accounting principle - Initial
     adoption of SFAS No. 109,
     "Accounting for Income Taxes"                                 -0-                   -0-                36,842
                                                       ---------------       ---------------       ---------------

    Net income                                         $       332,527       $       309,599       $       311,602
                                                       ===============       ===============       ===============

    Earnings per share                                 $        166.26       $        154.80       $        155.80
                                                       ===============       ===============       ===============

    Weighted average shares outstanding                          2,000                 2,000                 2,000
                                                       ===============       ===============       ===============


                See accompanying notes to financial statements.

                               GREEN COUNTY BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1995, 1994, and 1993

                                                                                           Unrealized
                                                                                              Gain
                                                                                           (Loss) on
                                                                                           Securities
                                                                                           Available
                                          Common          Capital          Retained        for Sale -
                                           Stock          Surplus          Earnings        Net of Tax         Total
                                      -------------    -------------   --------------   -------------     -------------
       UNAUDITED

    Balance, January 1, 1993          $     200,000    $   1,200,000   $      752,054   $          -0-    $   2,152,054
    Net income                                                                311,602                           311,602
    Dividends paid                                                            (36,000)                          (36,000)
    Transfer to surplus                                       50,000          (50,000)                              -0-
                                      -------------    -------------   --------------   --------------    -------------
    Balance, December 31, 1993              200,000        1,250,000          977,656              -0-        2,427,656
    Net income                                                                309,599                           309,599
    Change in accounting for
     investments - Adoption of
     SFAS No. 115                                                                                7,251            7,251
    Dividends paid                                                            (36,000)                          (36,000)
    Transfer to surplus                                      200,000         (200,000)                              -0-
    Change in unrealized gain
     (loss) on securities available
     for sale - Net of tax                                                                     (71,747)         (71,747)
                                      -------------    -------------   --------------   --------------    -------------
    Balance, December 31, 1994              200,000        1,450,000        1,051,255          (64,496)       2,636,759

       AUDITED

    Net income                                                                332,527                           332,527
    Dividends paid                                                            (40,000)                          (40,000)
    Transfer to surplus                                      150,000         (150,000)                              -0-
    Change in unrealized gain
     (loss) on securities available
     for sale - Net of tax                                                                      65,650           65,650
                                      -------------    -------------   --------------   --------------    -------------

    Balance, December 31, 1995        $     200,000    $   1,600,000   $    1,193,782   $        1,154    $   2,994,936
                                      =============    =============   ==============   ==============    =============


                See accompanying notes to financial statements.

                               GREEN COUNTY BANK

                            STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1995, 1994, and 1993

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ----------------
    Increase (decrease) in cash and cash
     equivalents:
      Cash flows from operating activities:

        Net income                                     $       332,527       $       309,599       $       311,602
                                                       ---------------       ---------------       ---------------
        Adjustments to reconcile net income to
         net cash provided by operating activities:
          Provision for depreciation and net
           amortization                                         61,669                50,282                36,878
          Provision for credit losses                           18,000                12,000                   -0-
          Credit for deferred income
           taxes                                                (5,920)                 (792)               (1,623)
          Net security losses                                   15,018                   -0-                   -0-
          Change in other assets                               (50,745)              (19,000)              (10,873)
          Change in other liabilities                          (16,626)               97,569               (61,836)
                                                       ---------------       ---------------       ---------------
             Total adjustments                                  21,396               140,059               (37,454)
                                                       ---------------       ---------------       ---------------
      Net cash provided by operating activities                353,923               449,658               274,148
                                                       ---------------       ---------------       ---------------
      Cash flows from investing activities:
        Proceeds from sale of securities:
          Available for sale                                   506,075                   -0-                   -0-
          Held to maturity                                         -0-                   -0-             1,000,000
        Proceeds from maturities of securities:
          Available for sale                                   200,000                   -0-                   -0-
          Held to maturity                                   1,350,000             1,795,000             3,280,000
        Payment for purchases of securities:
          Available for sale                                  (600,000)              (20,356)                  -0-
          Held to maturity                                  (1,476,978)           (1,141,299)           (3,862,238)
        Net increase in loans                                 (718,740)           (2,021,613)           (1,912,748)
        Capital expenditures                                   (43,588)              (70,499)              (46,389)
                                                       ---------------       ---------------       ---------------

      Net cash used in investing activities                   (783,231)           (1,458,767)           (1,541,375)
                                                       ---------------       ---------------       ---------------

                               GREEN COUNTY BANK

                 Years Ended December 31, 1995, 1994, and 1993

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ----------------
      Cash flows from financing activities:
        Net increase (decrease) in deposits            $     2,519,357       $      (366,236)      $     1,512,420
        Dividends paid                                         (40,000)              (36,000)              (36,000)
                                                       ---------------       ---------------       ---------------

      Net cash provided by (used in) financing
       activities                                            2,479,357              (402,236)            1,476,420
                                                       ---------------       ---------------       ---------------

    Net increase (decrease) in cash and cash
     equivalents                                             2,050,049            (1,411,345)              209,193
    Cash and cash equivalents at beginning                   1,391,677             2,803,022             2,593,829
                                                       ---------------       ---------------       ---------------

    Cash and cash equivalents at end                   $     3,441,726       $     1,391,677       $     2,803,022
                                                       ===============       ===============       ===============


    Supplemental cash flow information:

    Cash paid during the year for:
      Interest                                         $     1,075,353       $       909,226       $       968,570
      Income taxes                                             166,670               126,350               184,948


                See accompanying notes to financial statements.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Green County Bank (the "Bank") conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

Nature of Operations

The Bank operates as a full-service financial institution with a primary market area including, but not limited to, Green County. The Bank offers a full range of commercial and retail banking services to customers within the Bank's market area. The Bank provides commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and non-interest-bearing deposits in correspondent banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

The Bank's investment securities are classified in two categories and accounted for as follows in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

  Securities available for sale - Securities available for sale consist of investment securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

  Securities held to maturity - Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest and Fees on Loans

Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Loan-origination fees are credited to income when received, as capitalization of the fees and related costs would not have a material effect on the financial statements.

Allowance for Credit Losses

Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures."

In accordance with the new standard, the 1995 allowance for credit losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Since the Bank evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows, collateral value, and other information used by management.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Bank continues to maintain a general allowance for credit losses for loans not within the scope of SFAS No. 114. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Bank's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

Premises and Equipment

Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed principally on an accelerated method and is based on the estimated useful lives of the assets varying from ten to fifty years on buildings and five to twenty years on equipment.

Income Taxes

Deferred income taxes have been provided under the liability method prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Advertising Costs

Advertising costs are expensed as incurred.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Future Accounting Change

The Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Bank effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Bank's financial condition or results of operations once implemented.


NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Bank adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $12,400, an increase in deferred tax liabilities of $5,149, and an increase in stockholders' equity of $7,251. The adoption of SFAS No. 115 had no impact on 1994 net income.

Effective January 1, 1993, the Bank adopted the liability method of accounting for income taxes prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. The Bank elected to recognize the cumulative effect of the change as of January 1, 1993, totaling $36,842, as a credit to income in 1993.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities are as follows:




                                                                       Audited - 1995
                                           -----------------------------------------------------------------------
                                                                   Gross             Gross
                                              Estimated         Unrealized         Unrealized         Amortized
                                             Fair Value            Gains             Losses              Cost
                                           ---------------    ---------------   ----------------   ---------------
    Investment securities available
     for sale:
       U.S. Treasury securities
        and obligations of U.S.
        government corporations
        and agencies                       $     1,201,904    $         4,394   $          2,471   $     1,199,981
       Other securities                             25,150                -0-                -0-            25,150
                                           ---------------    ---------------   ----------------   ---------------
       Total investment securities
        available for sale                 $     1,227,054    $         4,394   $          2,471   $     1,225,131
                                           ===============    ===============   ================   ===============


                                                                          Audited - 1995
                                           -----------------------------------------------------------------------
                                                                   Gross             Gross
                                              Estimated         Unrealized         Unrealized         Amortized
                                             Fair Value            Gains             Losses              Cost
                                           ---------------    ---------------   ----------------   ---------------
    Investment securities held to
     maturity:
       U.S. Treasury securities
        and obligations of U.S.
        government corporations
        and agencies                       $     2,698,939    $         5,144   $          6,663   $     2,700,458
       Obligations of states and
        political subdivisions                   1,710,962             14,511              9,352         1,705,803
       Mortgage-related securities                 218,021              1,041                -0-           216,980
       Other securities                              4,933                -0-                103             5,036
                                           ---------------    ---------------   ----------------   ---------------

       Total investment securities
        held to maturity                   $     4,632,855    $        20,696   $         16,118   $     4,628,277
                                           ===============    ===============   ================   ===============

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                          Unaudited - 1994
                                           -----------------------------------------------------------------------
                                                                   Gross             Gross
                                              Estimated         Unrealized         Unrealized         Amortized
                                             Fair Value            Gains             Losses              Cost
                                           ---------------    ---------------   ----------------   ---------------
    Investment securities available
     for sale:
       U.S. Treasury securities
        and obligations of U.S.
        government corporations
        and agencies                       $       777,721    $           250   $         22,173   $       799,644
       Mutual fund                                 469,750                -0-             51,342           521,092
       Other securities                             25,150                -0-                -0-            25,150
                                           ---------------    ---------------   ----------------   ---------------

       Total investment securities
        available for sale                 $     1,272,621    $           250   $         73,515   $     1,345,886
                                           ===============    ===============   ================   ===============


                                                                          Unaudited - 1994
                                           -----------------------------------------------------------------------
                                                                   Gross             Gross
                                              Estimated         Unrealized         Unrealized         Amortized
                                             Fair Value            Gains             Losses              Cost
                                           ---------------    ---------------   ----------------   ---------------
    Investment securities held
     to maturity:
       U.S. Treasury securities
        and obligations of U.S.
        government corporations
        and agencies                       $     2,696,537    $           -0-   $        107,474   $     2,804,011
       Obligations of states and
        political subdivisions                   1,653,912              5,948             47,999         1,695,963
       Other securities                              4,692                -0-                392             5,084
                                           ---------------    ---------------   ----------------   ---------------

       Total investment securities
        held to maturity                   $     4,355,141    $         5,948   $        155,865   $     4,505,058
                                           ===============    ===============   ================   ===============

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

The estimated fair value and amortized cost of investment securities (available for sale and held to maturity) at December 31, 1995, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Securities Available for Sale               Securities Held to Maturity
                                  -------------------------------------       ------------------------------------
                                      Estimated           Amortized             Estimated             Amortized
                                     Fair Value              Cost              Fair Value                Cost
                                  ---------------       ---------------       --------------       ---------------
       Due in three months or
        less                      $        25,150       $        25,150       $      569,029       $       570,074
       Due after three months
        through one year                  197,560               200,000            1,166,393             1,165,392
       Due after one year
        through five years              1,004,344               999,981            2,517,700             2,515,831
       Due after five years
        through ten years                     -0-                   -0-              161,712               160,000
                                  ---------------       ---------------       --------------       ---------------
                                        1,227,054             1,225,131            4,414,834             4,411,297
       Mortgage-related
        securities                            -0-                   -0-              218,021               216,980
                                  ---------------       ---------------       --------------       ---------------

       Total                      $     1,227,054       $     1,225,131       $    4,632,855       $     4,628,277
                                  ===============       ===============       ==============       ===============

Following is a summary of the proceeds from sales of investment securities available for sale and held for sale as well as gross gains and losses for the years ended December 31:

                                                           Audited            Unaudited               Unaudited
                                                             1995                 1994                   1993
                                                        ---------------       --------------       ---------------
       Proceeds from sales of investment
        securities available for sale and
        held to maturity                                $       506,075       $          -0-       $     1,000,000
       Gross gains on sales                                         -0-                  -0-                   -0-
       Gross losses on sales                                     15,018                  -0-                   -0-

Investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law had an estimated fair value of $496,943, and amortized cost of $500,000, as of December 31, 1995.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

A significant portion of the securities issued by states and political subdivisions are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Bank. At December 31, 1995, the total carrying value of nonrated obligations of states and political subdivisions was approximately $1,221,000.


NOTE 4 - LOANS

The composition of loans at December 31 follows:

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                              --------------       ---------------
       Commercial, industrial, and financial                                  $    2,313,035       $     2,210,321
       Agricultural                                                                2,917,295             2,763,453
       Real estate mortgage                                                       11,836,827            11,921,597
       Installment                                                                 4,339,668             3,798,723
                                                                              --------------       ---------------
       Total loans                                                            $   21,406,825       $    20,694,094
                                                                              ==============       ===============

The aggregate amount of nonperforming loans was approximately $24,000 and $13,000 at December 31, 1995 and 1994, respectively. Nonperforming loans are those which are either contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal.


At December 31, 1995, there were no material loans considered to be impaired.

The Bank, in the ordinary course of banking business, grants loans to its executive officers and directors including their families and firms in which they are principal owners.

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1995 is summarized below:

       Loans outstanding, December 31, 1994                                   $      142,198
       New loans                                                                     102,917
       Repayment                                                                     (50,685)
                                                                              --------------

       Loans outstanding, December 31, 1995                                   $      194,430
                                                                              ==============

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 4 - LOANS (CONTINUED)

An analysis of the allowance for credit losses for the years ended December 31 follows:

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ---------------
       Balance, January 1                              $       205,077       $       192,624       $       189,085
       Provision for credit losses                              18,000                12,000                   -0-
       Recoveries on loans                                          56                   453                 5,487
       Loans charged off                                        (6,065)                  -0-                (1,948)
                                                       ---------------       ---------------       ---------------

       Balance, December 31                            $       217,068       $       205,077       $       192,624
                                                       ===============       ===============       ===============


NOTE 5 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                             ---------------       ---------------
       Land                                                                  $        47,827       $        47,827
       Buildings and improvements                                                    647,266               647,266
       Furniture and equipment                                                       439,050               405,106
                                                                             ---------------       ---------------

       Totals                                                                      1,134,143             1,100,199
       Less - Accumulated depreciation and amortization                              737,008               688,404
                                                                             ---------------       ---------------

       Net book value                                                        $       397,135       $       411,795
                                                                             ===============       ===============

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $58,248 in 1995, $46,808 in 1994, and $36,776 in 1993.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 6 - DEPOSITS

The distribution of deposits at December 31 is as follows:

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                             ---------------       ---------------
       Non-interest-bearing demand deposits                                  $     3,073,141       $     2,837,826
       Interest-bearing demand deposits                                            1,250,958             1,379,938
       Savings deposits                                                            3,900,023             4,395,983
       Money market deposits                                                       2,217,253             1,843,276
       Time deposits                                                              17,601,652            15,066,647
                                                                             ---------------       ---------------
       Total deposits                                                        $    28,043,027       $    25,523,670
                                                                             ===============       ===============

Time deposits of $100,000 or more were $2,609,000 and $2,196,000 at December 31, 1995 and 1994, respectively. Interest expense on time deposits of $100,000 or more was $79,000, $46,000, and $34,000 for the years ended December 31, 1995, 1994, and 1993, respectively.


NOTE 7 - INCOME TAXES

The components of the provision for income taxes are as follows for the years ended December 31:

                                                           Audited              Unaudited             Unaudited
                                                            1995                  1994                   1993
                                                       ---------------       ---------------       ---------------
       Current tax expense:
         Federal                                       $       137,000       $       111,505       $        99,402
         State                                                  44,639                38,343                34,180
                                                       ---------------       ---------------       ---------------

       Total current                                           181,639               149,848               133,582

       Deferred tax credit                                      (5,920)                 (792)               (1,623)
                                                       ---------------       ---------------       ---------------

       Total provision for income taxes                $       175,719       $       149,056       $       131,959
                                                       ===============       ===============       ===============

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 7 - INCOME TAXES (CONTINUED)

As of December 31, 1995 and 1994, deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Bank's assets and liabilities. The major components of deferred tax assets and deferred tax liabilities are as follows:

                                                                                 Audited              Unaudited
                                                                                  1995                   1994
                                                                             ---------------       ---------------
       Deferred tax assets:
         Reserve for credit losses                                           $        39,061       $        31,951
         Unrealized loss on securities available for sale                                -0-                 8,769
                                                                             ---------------       ---------------

            Deferred tax assets                                                       39,061                40,720
                                                                             ---------------       ---------------

       Deferred tax liabilities:
         Depreciation                                                                (27,899)              (24,353)
         Unrealized gain on securities available for sale                               (769)                  -0-
         Other                                                                          (486)               (2,842)
                                                                             ---------------       ---------------

            Deferred tax liabilities                                                 (29,154)              (27,195)
                                                                             ---------------       ---------------

       Net deferred tax assets                                               $         9,907       $        13,525
                                                                             ===============       ===============

The Bank incurred a capital loss of $15,019 in 1995. Because this loss is only deductible against capital gains, no tax benefit has been recognized for this loss.

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:

                                   Audited - 1995                Unaudited - 1994              Unaudited - 1993
                             ---------------------------    ---------------------------   ----------------------------
                                                 % of                           % of                           % of
                                                Pretax                         Pretax                         Pretax
                                 Amount         Income          Amount         Income         Amount          Income
                             --------------   ----------    -------------    ----------   --------------   -----------
    Tax expense at
     statutory rate          $      172,804          34     $     155,943          34     $      138,284          34
    Increase (decrease)
     in taxes resulting
     from:
       Tax-exempt interest          (28,429)         (6)          (31,949)         (7)           (26,864)         (7)
       State income tax              29,034           6            25,231           5             22,374           5
       Other                          2,310           1              (169)          0             (1,835)          0
                             --------------   ---------     -------------    --------     --------------   ---------

    Provision for income
     taxes                   $      175,719          35     $     149,056          32     $      131,959          32
                             ==============   =========     =============    ========     ==============   =========

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 8 - RETIREMENT PLAN

Effective November 1, 1994, the Bank terminated its defined benefit pension plan which covered substantially all employees. The plan benefits were frozen on this date. In connection with the termination of the plan and freezing of plan benefits, a liability of $69,571, representing a curtailment loss, was recorded at December 31, 1994, to cover the contribution required to fully fund the plan and pay out benefits accrued through November 1, 1994. On May 15, 1995, the Plan was settled and the above liability was paid out. Participants were given the option to have their benefits either transferred into the new 401(k) profit sharing plan, transferred to an individual retirement account, or distributed to them directly.

Effective January 1, 1995, the Bank began sponsoring a defined contribution 401(k) profit sharing plan covering substantially all employees age 18 and older and who have completed one-half year of service. Participants are allowed to make voluntary contributions to the plan through salary reductions. Employer contributions include a discretionary matching contribution equal to a percentage of the amount of salary reduction. In applying this matching percentage, only salary reductions up to 6% of the participants' compensation are considered. The Bank may also make a special discretionary profit-sharing contribution.

Retirement plan contribution expense, including life insurance premiums, charged to operations under the plans totaled $20,434, $82,464, and $81,103 for 1995, 1994, and 1993, respectively.


NOTE 9 - STOCKHOLDERS' EQUITY

Federal banking regulatory agencies have established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance-sheet activities. All banks must meet a minimum total risk-based capital ratio of 8%. Of the 8% required, half must be comprised of core capital elements defined as Tier 1 capital. The federal banking agencies also have adopted leverage capital guidelines which banking organizations must meet. Under these guidelines, the most highly rated banking organizations must meet a minimum leverage ratio of at least 3% Tier 1 capital to total assets, while lower rated banking organizations must maintain a ratio of at least 4% to 5%. Based on the Bank's current capital position, the Bank is in compliance with all minimum capital requirements.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:

                                                                                Notional
                                                                                 Amount
                                                                             ---------------
       Commitments to extend credit                                          $       142,000
       Standby letters of credit                                                      25,000
       Credit card commitments                                                       374,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

                               GREEN COUNTY BANK


                         NOTES TO FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

Credit card commitments are commitments on credit cards issued by the Bank and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Concentration of Credit Risk

The Bank grants residential, commercial, agricultural, and consumer loans within its market area. The ability of debtors to honor their contracts is tied to the economy within this area.


NOTE 11 - SUBSEQUENT EVENT

On August 7, 1996, the Bank signed a Letter of Intent to sell 100% of its outstanding shares to F&M Bancorporation, Inc. in exchange for F&M Bancorporation, Inc. stock. This transaction is subject to the signing of a definitive agreement, approval of a Plan and Agreement of Merger and Reorganization, and regulatory and stockholder approval. The transaction is expected to be completed in the first quarter of 1997.

                               GREEN COUNTY BANK

                           BALANCE SHEETS - UNAUDITED
                          September 30, 1996 and 1995


                                     ASSETS

                                                                               1996                  1995
                                                                               ----                  ----
                                                                                      (in thousands)
Cash and due from banks                                                  $           959       $         1,050
Federal funds sold                                                                 2,006                 2,248
                                                                         ---------------       ---------------

   Cash and cash equivalents                                                       2,965                 3,298

Investments:
   Investment securities available for sale - Stated at
    fair value                                                                     1,714                 1,093
   Investment securities held to maturity - Fair value
    of $4,210 in 1996 and $4,316 in 1995                                           4,259                 4,337

Total loans                                                                       22,066                20,887
   Allowance for credit losses                                                       217                   213
                                                                         ---------------       ---------------

Net loans                                                                         21,849                20,674
Premises and equipment                                                               370                   406
Other assets                                                                         362                   358
                                                                         ---------------       ---------------


TOTAL ASSETS                                                             $        31,519       $        30,166
                                                                         ===============       ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               1996                  1995
                                                                               ----                  ----
                                                                                      (in thousands)
Liabilities:
   Non-interest-bearing deposits                                         $         3,622       $         3,067
   Interest-bearing deposits                                                      24,421                23,935
                                                                         ---------------       ---------------
   Total deposits                                                                 28,043                27,002

   Other liabilities                                                                 231                   241
                                                                         ---------------       ---------------
      Total liabilities                                                           28,274                27,243
                                                                         ---------------       ---------------
Stockholders' equity:
   Common stock - $100 par value:
      Authorized, issued, and outstanding - 2,000 shares                             200                   200
   Capital surplus                                                                 1,600                 1,500
   Retained earnings                                                               1,452                 1,225
   Unrealized loss on securities available for sale -
    Net of tax                                                                        (7)                   (2)
                                                                         ---------------       ---------------
      Total stockholders' equity                                                   3,245                 2,923
                                                                         ---------------       ---------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $        31,519       $        30,166
                                                                         ===============       ===============


           See accompanying notes to unaudited financial statements.

                               GREEN COUNTY BANK

                        STATEMENTS OF INCOME - UNAUDITED
             For the Nine Months Ended September 30, 1996 and 1995

                                                                               1996                  1995
                                                                               ----                  ----
                                                                                  (in thousands except
                                                                                   per share amounts)
Interest income:
   Interest and fees on loans                                            $         1,516       $         1,430
   Interest on investment securities:
      Taxable                                                                        195                   159
      Tax-exempt                                                                      55                    49
   Other interest income                                                              47                    31
                                                                         ---------------       ---------------
      Total interest income                                                        1,813                 1,669
                                                                         ---------------       ---------------
Interest expense:
   Deposits                                                                          933                   804
   Short-term borrowings                                                             -0-                     4
                                                                         ---------------       ---------------
      Total interest expense                                                         933                   808
                                                                         ---------------       ---------------
Net interest income                                                                  880                   861
Provision for credit losses                                                           13                    14
                                                                         ---------------       ---------------
Net interest income after provision for credit losses                                867                   847
                                                                         ---------------       ---------------
Other income:
   Service fees                                                                       75                    86
   Net security losses                                                               -0-                    (6)
   Other operating income                                                             38                    52
                                                                         ---------------       ---------------
      Total other income                                                             113                   132
                                                                         ---------------       ---------------
Other expenses:
   Salaries and employee benefits                                                    304                   329
   Net occupancy expense                                                              99                    91
   Other operating expenses                                                          153                   179
                                                                         ---------------       ---------------
      Total other expenses                                                           556                   599
                                                                         ---------------       ---------------
Income before provision for income taxes                                             424                   380
Provision for income taxes                                                           146                   137
                                                                         ---------------       ---------------
Net income                                                               $           278       $           243
                                                                         ===============       ===============
Earnings per share                                                       $        139.00       $        121.50
                                                                         ===============       ===============

           See accompanying notes to unaudited financial statements.

                               GREEN COUNTY BANK

                      STATEMENTS OF CASH FLOWS - UNAUDITED
             For the Nine Months Ended September 30, 1996 and 1995


                                                                               1996                  1995
                                                                               ----                  ----
                                                                                      (in thousands)
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:

      Net income                                                         $           278       $           243
                                                                         ---------------       ---------------
      Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for depreciation and net amortization                              30                    47
         Provision for credit losses                                                  13                    14
         Net security losses                                                         -0-                     6
         Change in other assets                                                        1                   (36)
         Change in other liabilities                                                  22                    10
                                                                         ---------------       ---------------
           Total adjustments                                                          66                    41
                                                                         ---------------       ---------------
   Net cash provided by operating activities                                         344                   284
                                                                         ---------------       ---------------
   Cash flows from investing activities:
      Proceeds from sale of available for sale securities                            -0-                   200
      Proceeds from maturities of securities:
         Available for sale                                                          200                   -0-
         Held to maturity                                                          1,836                   925
      Payment for purchases of securities:
         Available for sale                                                         (300)                  -0-
         Held to maturity                                                         (1,865)                 (724)
      Net increase in loans                                                         (672)                 (199)
      Capital expenditures                                                           -0-                   (38)
                                                                         ---------------       ---------------
   Net cash provided by (used in) investing activities                              (801)                  164
                                                                         ---------------       ---------------
   Cash flows from financing activities:
      Net increase in deposits                                                       -0-                 1,478
      Dividends paid                                                                 (20)                  (20)
                                                                         ---------------       ---------------
   Net cash provided by (used in) financing activities                               (20)                1,458
                                                                         ---------------       ---------------
Net increase in cash and cash equivalents                                           (477)                1,906
Cash and cash equivalents at beginning                                             3,442                 1,392
                                                                         ---------------       ---------------
Cash and cash equivalents at end                                         $         2,965       $         3,298
                                                                         ===============       ===============

           See accompanying notes to unaudited financial statements.

                               GREEN COUNTY BANK


                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.


NOTE 2 - INVESTMENT SECURITIES

Carrying amounts and market values of investment securities at September 30, 1996, are as follows:

                                                                            Amortized
                                                                               Cost               Fair Value
                                                                         ---------------       ----------------
                                                                                      (in thousands)
   Investment securities available for sale:
      U.S. Treasury securities and obligations of
       U.S. government corporations and agencies                         $         1,702       $         1,689
      Other securities                                                                25                    25
                                                                         ---------------       ---------------

   Total investment securities available for sale                        $         1,727       $         1,714
                                                                         ===============       ===============

   Investment securities held to maturity:
      U.S. Treasury securities and obligations of
       U.S. government corporations and agencies                         $         2,108       $         2,074
      Obligations of states and political subdivisions                             1,681                 1,671
      Mortgage-related securities                                                    465                   460
      Other securities                                                                 5                     5
                                                                         ---------------       ---------------

   Total investment securities held to maturity                          $         4,259       $         4,210
                                                                         ===============       ===============

                               GREEN COUNTY BANK


                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


NOTE 3 - LOANS

At September 30, 1996, loans are as follows:

                                                                               1996
                                                                               ----
                                                                          (in thousands)
   Commercial                                                            $         1,796
   Agricultural                                                                    2,637
   Real estate mortgage                                                           13,245
   Installment and other consumer                                                  4,388
                                                                         ---------------

                                                                                  22,066
   Less - Allowance for loan losses                                                  217
                                                                         ---------------

   Net loans                                                             $        21,849
                                                                         ===============

                                                                       EXHIBIT A

                         CHAPTER 221 WISCONSIN STATUTES
                                 SUBSECTION VII
                    SHARE EXCHANGE, MERGER AND CONSOLIDATION


         221.0705  DEFINITIONS.  In ss. 221.0705 to 221.0718;

         (1) "Bank" means the issuer bank or, if a corporate action giving rise to dissenters' rights under s. 221.0706 is a merger or share exchange that has been effectuated, the surviving bank of the merger or the acquiring corporation or bank of the share exchange.

         (2) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

         (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 221.0706 and who exercises that right when and in the manner required by ss. 221.0709 to 221.0716.

         (4) "Fair value", with respect to a dissenter's shares, means the value of shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

         (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at a rate that is fair and equitable under all of the circumstances.

         (6) "Issuer bank" means a bank that is the issuer of the shares held by a dissenter before the corporate action.

         221.0706 RIGHT TO DISSENT. (1) MANDATORY DISSENTERS' RIGHTS. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the issuer bank is a party.

         (b) Consummation of a plan of share exchange if the issuer bank's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

         (c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

         (2) PERMISSIVE DISSENTERS' RIGHTS. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

         (a)     Alters or abolishes a preferential right of the shares.

         (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

         (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

         (d) Excludes or limits the rights of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

         (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 221.0506.

         (3) RIGHTS OF DISSENTER. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 221.0701 to 221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

         221.0707 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) PARTIAL EXERCISE OF DISSENTERS' RIGHTS. A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder, who asserts dissenters' rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (2) RIGHTS OF BENEFICIAL SHAREHOLDERS. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

         (a) Submits to the bank the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

         (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

         221.0708 NOTICE OF DISSENTERS' RIGHTS. (1) ACTION AT SHAREHOLDER MEETING. If proposed corporate action creating dissenters' rights under s.
221.0706 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 221.0701 to 221.0718 and shall be accompanied by a copy of those sections.

         (2) ACTION WITHOUT SHAREHOLDER VOTE. If corporate action creating dissenters' rights under s. 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with s. 221.0103, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 221.0710.

         221.0709 NOTICE OF INTENT TO DEMAND PAYMENT. (1) METHOD OF ASSERTING DISSENTERS' RIGHTS. If proposed corporate action creating dissenters' rights under s. 221.0706 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

         (a) Deliver to the issuer bank before the vote is taken written notice that complies with s. 221.0103 of the shareholder's or beneficial shareholder's intent to demand payment of his or her shares if the proposed action is effectuated.

         (b) Refrain from voting his or her shares in favor of the proposed action.

         (2) FAILURE TO COMPLY. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

         221.0710 DISSENTERS' NOTICE. (1) WHEN REQUIRED. If a proposed corporate action creating dissenters' rights under s. 221.0706 is authorized at a shareholders' meeting, the bank shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 221.0709(1).

         (2) TIMING AND CONTENT OF NOTICE. The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters' notice shall comply with s. 221.0103 and shall include or have attached all of the following:

         (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

         (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

         (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

         (d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

         (e)     A copy of ss. 221.0701 to 221.0718.

         221.0711 DUTY TO DEMAND PAYMENT. (1) MANNER OF DEMANDING PAYMENT. A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 221.0710(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

         (2) EFFECT OF DEMAND ON HOLDERS OF CERTIFICATED SHARES. A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

         (3) EFFECT OF FAILURE TO DEMAND. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

         221.0712 RESTRICTION ON UNCERTIFICATED SHARES. (1) WHEN TRANSFER RESTRICTIONS PERMITTED. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 221.0714.

         (2) EFFECT OF DEMAND ON HOLDERS OF UNCERTIFICATED SHARES. The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

         221.0713 PAYMENT. (1) WHEN PAYMENT MADE. Except as provided in s. 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with s. 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

         (2) MATERIAL TO ACCOMPANY PAYMENT. The payment shall be accompanied by all of the following:

         (a) The bank's latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

         (b) A statement of the bank's estimate of the fair value of the shares.

         (c)     An explanation of how the interest was calculated.

         (d)     A statement of the dissenter's right to demand payment under
s. 221.0716 if the dissenter is dissatisfied with the payment.

         (e)     A copy of ss. 221.0701 to 221.0718.

         221.0714 FAILURE TO TAKE ACTION. (1) ACTION NOT TAKEN. If an issuer bank does not effectuate the corporate action within 60 days after the date set under s. 221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) ACTION TAKEN AT A LATER DATE. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters' notice under s.
221.0710 and repeat the payment demand procedure.

         221.0715 AFTER-ACQUIRED SHARES. (1) WITHHOLDING FOR AFTER-ACQUIRED SHARES. A bank may elect to withhold payment required by s. 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 221.0710(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) PAYMENT. To the extent that the bank elects to withhold payment under sub. (1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the offer.

         221.0716 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER. (1) RIGHTS OF DISSENTER. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under s. 221.0713, or reject the offer under s. 221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

         (a) The dissenter believes that the amount paid under s. 221.0713 or offered under s. 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

         (b) The bank fails to make payment under s. 221.0715 within 60 days after the date set under s. 221.0710 for demanding payment.

         (c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 221.0710 for demanding payment.

         (2) WAIVER OF RIGHTS. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with s. 221.0103.

         221.0717 COURT ACTION. (1) WHEN SPECIAL PROCEEDING REQUIRED. If demand for payment under s. 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under s.
221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding with the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) WHERE PROCEEDING TO BE BROUGHT. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

         (3) PARTIES TO THE PROCEEDING. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

         (4) JURISDICTION. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (5) JUDGEMENTS. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

         (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

         (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under s. 221.0710(2)(c), for which the bank elected to withhold payment under s. 221.0715.

         221.0718 COURT COSTS AND COUNSEL FEES. (1) ASSESSMENT OF AND LIABILITY FOR COSTS. (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par. (b).

         (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 221.0716.

         (2) WHEN LIABLE FOR FEES AND COSTS. The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

         (a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with ss. 221.0708 to 221.0716.

         (b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

         (3) PAYMENT OF COUNSEL AND EXPERTS FROM RECOVERY. Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       EXHIBIT B

                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION


         Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 2d day of January, 1997, by and between F&M Bancorporation, Inc., a Wisconsin corporation and Green County Bank, a Wisconsin banking corporation.

1.       Definitions.

         The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

         1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

         1.2 "BANK" shall mean Green County Bank, 1035 1st Center Avenue, Brodhead, Wisconsin 53520.

         1.3 "BANK Stock" shall mean BANK's voting capital stock $100.00 par value.

         1.4 "BANK Shareholders" shall mean the shareholders of BANK identified in the Schedule of Shareholders attached hereto as Exhibit 1.4.

         1.5 "BANK Counsel" shall mean Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927, Attn: John Knight, Esq.

         1.6 "Closing Date" shall mean the date set by mutual agreement of BANK and F&M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction, provided, however, that if such conditions are met after the twentieth (20th) day of the month the Closing Date shall be set on or before the tenth (10th) day of the following month.

         1.7 "Effective Time" shall mean the effective date of the merger as specified in the Certificate of Consolidation issued by the State of Wisconsin Department of Financial Institutions, Division of Banking (the "Division"). The Certificate of Consolidation shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F&M and BANK, but shall not be effective prior to the Closing Date.

         1.8 "F&M" shall mean F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

         1.9 "F&M Common" shall mean F&M's voting common stock, $1.00 par value.

         1.10 "F&M Selling Price" shall mean the average closing price for F&M Common, as quoted on the NASDAQ National Market System ("NASDAQ"), for the fifteen (15) trading days on which F&M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.

         1.11 "F&M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.

         1.12 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

         1.13 "Subsidiary" shall mean F&M Interim Bank, One Bank Avenue, Kaukauna, Wisconsin 54130, a bank to be organized as a wholly-owned subsidiary of F&M for the purpose of this transaction.

         1.14 "Registration Statement" shall mean the Registration Statement of F&M as amended pursuant to which the shares of F&M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F&M relating to the F&M Common issuable in the transaction and the proxy statement of BANK to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

         1.15 "Valuation Date" shall mean the last day of the month prior to the month in which the Closing Date occurs, provided that if the conditions precedent are met after the twentieth (20th) of the month, the Valuation Date shall be extended to the end of the month in which the conditions precedent are met and the Closing Date shall be on or before the tenth (10th) day of the following month.

2.       Preamble.

         F&M is a multi-bank holding company with subsidiaries located in Wisconsin. BANK is a Wisconsin banking corporation located in Brodhead, Wisconsin. F&M and BANK, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F&M and BANK each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

         The parties have considered the proposed merger and believe that a merger between BANK and Subsidiary resulting in BANK becoming a subsidiary of F&M will be in the best interest of their respective corporations and shareholders. The merger of Subsidiary into BANK is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

         In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.       Merger of Subsidiary into BANK.

         3.1 Surviving Corporation. At the Effective Time of the merger, Subsidiary shall be merged into BANK in accordance with the laws of the State of Wisconsin. BANK shall be the surviving corporation and the separate corporate existence, identity, and the organization of Subsidiary, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, BANK shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of Subsidiary and shall be subject to all liabilities, obligations, limitations and duties of Subsidiary as described in this Agreement.

         3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F&M will transfer to Subsidiary such shares of F&M Common as may be necessary to effect the merger, as described under paragraph 3.3 below.

         3.3 Exchange of BANK Stock. At the Effective Time, the shares of the BANK Stock shall be converted into shares of F&M Common as follows:

                 (a) All BANK Shareholders will receive shares of F&M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the BANK Stock Price per share by the F&M Selling Price, rounded to three decimal places. The Exchange Ratio shall be multiplied by the number of shares of BANK Stock held by each BANK Shareholder to determine the number of shares of F&M Common to be issued to that BANK Shareholder.

                 (b) The BANK Stock Price per share will be equal to 1.60 times the BANK's Adjusted Book Value as of the Valuation Date (the total price) divided by Two Thousand (2,000) (the number of BANK Shares outstanding), subject to adjustment under paragraph 3.4.

                 (c) The BANK's Adjusted Book Value will mean the BANK's Equity determined in accordance with the requirements for preparing quarterly reports of condition for the FDIC as of the Valuation Date, but specifically excluding any adjustment (positive or negative) to BANK's equity made pursuant to FASB 115, and adjusted as necessary pursuant to paragraph 3.4 below. All calculations shall be made as of the Valuation Date, provided, however, that BANK's earnings from a date just prior to delivering the Prospectus to the BANK Shareholders through the Valuation Date, may be estimated by mutual agreement
of the parties.    The Calculation of BANK's Adjusted Book Value at the
Valuation Date shall not be affected by any shareholders who have elected to exercise dissenters' rights.

                 (d) No fractional shares of F&M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F&M Selling Price.

         3.4 Adjustment of BANK's Equity. The BANK's Equity is subject to adjustment:

                 (a) For loans or leases which are considered as, or have the probability of becoming, losses (i) as determined by F&M's due diligence review of BANK as set forth in Exhibit 3.4(a), or (ii) based upon circumstances which first arise and become known to F&M after the execution of this Agreement, subject, however, to the mutual agreement of the parties, and if the parties are unable in good faith to reach such a mutual agreement, either party may withdraw from the transaction;

                 (b) In the event BANK's reserve for loan and lease losses is less than the greater of 1.00% of loans and leases or $220,000, by the amount necessary to bring the reserve to such level;

                 (c) As a result of any change in business practices or accounting procedures prior to the Closing Date which have the effect of inflating BANK's equity;

                 (d) As the result of a material change in the business of BANK or an increase in its liabilities (exclusive of non-brokered deposits) discovered after the execution of this Agreement;

                 (e) To reflect the fair market value, if lesser than book value, for any OREO by BANK;

                 (f) For the amount of expenses incurred by BANK in connection with this transaction which have not been accrued and accounted for prior to the Valuation Date;

                 (g) Except for the obligation, if any, under agreements described in paragraph 3.4(h) below, the amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the change in control of BANK contemplated by this agreement; and
                 (h) As a result of any unfunded or underfunded liability in any benefit plan maintained by BANK assuming the complete termination of such plan, any costs of bringing such plan into compliance with law and any costs of terminating such plan (except for any liability of BANK under the Income Continuation Agreements dated March 14, 1995 between BANK and each of Stanley W. Erlandson, Carole Badertscher and Nancy Church, respectively).

         3.5 Articles of Incorporation. The Articles of Incorporation of BANK in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

         3.6 Bylaws. The Bylaws of BANK in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

         3.7 Officers, Directors and Employees. The present members of BANK's Board of Directors will be retained by F&M as directors of the surviving corporation provided that continued membership on the board is consistent with safe and sound banking practices and is in the best interest of F&M and BANK. Retirement from the Board of Directors will occur at age seventy (70), as provided by F&M policy, provided that any current director may remain a director until the earlier of either two (2) years from the Effective Date or the 1999 annual shareholders' meeting of the surviving corporation. F&M contemplates that BANK's current employees will continue to be responsible for the BANK's operations in general, subject to review and supervision by F&M, as determined by F&M to be consistent with safe and sound banking practices and the best interest of F&M and BANK. The salaries and benefits to be offered will be consistent with those currently received by the employees of F&M or its subsidiary banks holding similar positions. Years of service with BANK shall, to the extent permitted by applicable law, be counted as years of service with F&M and the surviving corporation. In the unlikely event positions with the BANK are eliminated as a result of the transaction contemplated by this Agreement, the employees affected by such action will be covered by F&M's severance plan, applicable to their position at the time the positions are
eliminated, based upon their years of service with BANK.       The officers and
directors of BANK at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation, provided, however, and except as expressly set forth above, that nothing in this paragraph shall create any rights in favor of such officers and directors to continued status as such following the consummation of the merger.

4. Representations and Warranties of BANK. BANK, by its duly authorized officers, directors or other agents makes the following representations and warranties to F&M, each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by, or any notice to F&M:

         4.1 Ownership and Authority. The current BANK Shareholders are identified in the Schedules attached hereto as Exhibit 1.4.

         4.2     BANK Organization and Authority.

                 (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK's only office is located in Brodhead, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.

                 (b) BANK is authorized to issue Two Thousand (2,000) shares of BANK Stock, BANK's only class of stock. BANK has Two Thousand (2,000) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable except as provided by Wis. Stats. Section 220.07.

                 (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

                 (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval exclusive of the shareholder vote required under applicable law which will be taken before the Closing Date, and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

         4.3     Financial Matters.

                 (a) True copies of BANK's financial statements, consisting of balance sheets, statements of operations, statements of cash flow (for 1995 only as a part of the BANK's audit) and statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993 (prepared on a consolidated basis, if applicable), have been delivered by BANK to F&M ("BANK's Financial Statements"). All of BANK's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of BANK as of their respective dates, and the earnings for the periods covered, all determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed by BANK with the Federal Deposit Insurance Corporation, applied on a consistent basis.

                 (b) BANK has good marketable title to all of its assets, business and properties including, without limitation, all such properties reflected in the BANK's Financial Statements as of December 31, 1995, except
(i) to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of the Financial Statements referred to in paragraph 4.3(a), as set forth in Exhibit 4.3(b), free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due; (ii) as noted in the Financial Statements or the notes thereto; (iii) statutory liens not yet delinquent; (iv) security interests granted incident to borrowings by BANK from the Federal Reserve Banks or secured deposits of funds by federal, state, municipal or other governmental agencies; (v) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (vi) liens in connection with repurchase agreements. BANK does not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by it. To the best of BANK's knowledge, all real property owned, operated and leased by BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations as currently applicable to BANK including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances and regulations. BANK has not received any citations, notices, charges or other complaints claiming a violation of the foregoing nor is BANK aware of any investigation of any alleged violation.

                 (c) All property and assets owned or currently in use by BANK, or in which it has an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in its possession, are in good operating condition and repair subject only to normal wear and tear. Schedules of all real and personal property owned by BANK has previously been delivered by BANK
to F&M.   If BANK leases any real or personal property, a separate schedule clearly identifying such leased property will be included in the Schedules
delivered by BANK to F&M.   As of the Closing Date, all such property and
assets will be in the condition represented above.

         4.4 Changes Since December 31, 1995. Since December 31, 1995, with respect to BANK there has not been:

                 (a) Any loss, damage, destruction or failure to maintain the tangible assets of BANK (whether or not covered by insurance), or affecting its business or properties, which will materially adversely affect the financial condition or operations BANK.

                 (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by BANK ineffective in whole or in part.

                 (c) Any acquisition by BANK of a capital asset at a cost in excess of Five Thousand Dollars ($5,000.00) except for the addition of a new air conditioning system for Fifteen Thousand Dollars ($15,000.00) without prior approval of F&M.

                 (d) Any amendment to their Articles of Incorporation or Bylaws.

                 (e) Any change in accounting procedures, practices or methods from those used by BANK in prior years.

                 (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of BANK, except that for 1996, BANK may (i) grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, four percent (4%) of the wages and salaries being paid as of December 31, 1995, and (ii) pay bonuses which do not exceed those paid in 1995 without the prior consent of F&M.

                 (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of BANK Stock, any other class of stock, or other securities of BANK.

                 (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to BANK's stock or any redemption, purchase or other acquisition by BANK of any stock or any other repayments to the shareholders of BANK, except for dividends of Ten and 00/100 Dollars ($10.00) per share paid in July, 1996 and of Twelve and 00/100 Dollars ($12.00) per share which may be paid in December, 1996.

                 (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

                 (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by BANK's December 31, 1995 Financial Statements, except in the ordinary course of business and consistent with BANK's borrowings and indebtedness incurred in 1995.

                 (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of BANK in addition to those disclosed by BANK's December 31, 1995 Financial Statements, except to provide security for deposits with BANK in the ordinary course of its business.

                 (l) Any sale, transfer or other disposition of assets of BANK except in the normal course of business and consistent with past practices, nor has that BANK sold, transferred or disposed of any securities prior to maturity.

                 (m) Any material change in the manner in which business was being conducted by BANK prior to December 31, 1995, or other material failure by BANK to use its best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

                 (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirement or other condition which are materially different from those upon which BANK made loans prior to December 31, 1995, except to the extent such difference is in response to competitive conditions encountered by BANK.

                 (o) Any other materially adverse change in BANK's prospects, financial condition, assets, liabilities, properties or business.

         4.5     Liabilities.

                 (a) BANK has no liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving BANK or its officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the BANK's Financial Statements described above. To the best of its knowledge, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of BANK.

                 (b) To the best of its knowledge and except as disclosed on Exhibits 3.4(a) and 8.19, all parties with whom BANK has contractual arrangements are in compliance therewith. BANK has not declared, and is not prepared to declare, any such parties in default under any such contractual arrangements. BANK is not default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of BANK or result in the creation of any lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of BANK. None of the contracts to which BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

                 (c) To the best of its knowledge, BANK is in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws, the violation of which would have a material adverse effect on the financial condition of BANK. BANK has not received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

                 (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of its knowledge, threatened against or involving BANK or affecting its assets, properties or business. BANK does not know, or have any grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

                 (e) A schedule of all insurance policies in effect as to BANK is set forth in Exhibit 4.5(e). All policies of insurance carried by BANK are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of BANK required to be bonded. Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

         4.6 Taxes. BANK has filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and has paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in BANK's Financial Statements and which will be provided for prior to the Closing Date will be adequate for the payment of any unpaid taxes as of such dates. BANK's federal income tax return has never been audited. BANK has not waived any restrictions on the assessment or collection of any taxes or consented to the extension of any statute of limitations relating to any tax liability. BANK has not determined or been advised that BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by BANK.

         4.7 Contracts and Commitments. Except for the Income Continuation Agreements described in paragraph 3.4(h), BANK has no contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of BANK.

         4.8 Reporting and Withholding on Payment of Interest. To the best of its knowledge, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of its knowledge, all reporting to the IRS required of BANK has been done in a timely manner via proper medium. BANK has not been advised of any violation or potential violation with respect to such reporting requirements.

         4.9     Employees and Employee Benefits.

                 (a) Except for the agreements described in paragraph 3.4(h): BANK is not a party to or bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by the BANK without penalty, (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in paragraphs 4.9(b) and 4.9(c) to this Agreement.

                 (b) Except for the Income Continuation Agreements described in paragraph 3.4(h), all pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") described in Exhibit 4.9(b) and are now, and will continue until the Closing Date to be, qualified Plans under
Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To BANK's best knowledge, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

                 (c) Except for the Income Continuation Agreements described in paragraph 3.4(h), all employee welfare benefit plans of BANK (the "Welfare Plans") are described in Exhibit 4.9(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

                 (d) No person or governmental agency has made any claim against BANK or its directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached, (iii) a failure to comply with federal and state wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) that BANK has committed an unfair labor practice(s).


         4.10    Environmental Matters.

                 (a) To the best knowledge of BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats.
Section 144.76, on, upon or into the real property owned or leased to BANK or, to the best of BANK's knowledge upon any real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

                 (b) Based upon such information which has come to BANK in the ordinary course of business, but without making any independent investigation or verification, BANK is not specifically aware of any such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.10(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by BANK, or which secures a loan made by BANK or which may be acquired by BANK in foreclosure.

         4.11 Accuracy of All Statements. No representation or warranty by BANK in this Agreement or otherwise, in any of BANK's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of BANK pursuant to this Agreement, nor any document or certificate delivered to F&M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         4.12 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which are provided or reviewed by the BANK with respect to BANK will not, at the date it is first mailed or delivered to the BANK's Shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the BANK makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F&M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

         4.13 Financial Adviser. BANK has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement.

5.       Representations and Warranties of F&M.

         F&M, by its duly authorized officers, employees or other agents makes the following representations to BANK, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to BANK except as set forth herein.

         5.1     Organization and Authority.

                 (a) F&M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F&M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

                 (b) Subsidiary will be organized as a banking corporation under laws of the State of Wisconsin and upon organization will have all requisite banking and corporate power and authority to enter into and perform its obligations under this Agreement, upon receiving the approval of F&M and the federal and state regulatory authorities. Subsidiary will be a wholly-owned subsidiary of F&M.

                 (c) F&M is authorized to issue Twenty Million (20,000,000) shares of F&M Common and has Six Million Nine Hundred Eighty Thousand Nine Hundred Forty (6,980,940) shares issued and outstanding. These outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

         5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate action and will not violate any provision of F&M's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F&M is a party, or by which F&M is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F&M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F&M is subject except as set forth in this Agreement.

         5.3 Legality of Shares to be Issued. The shares of F&M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F&M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b). Such shares of F&M Common shall have been registered by F&M under the Securities Act of 1993, and shall be freely transferrable thereunder (except for restrictions on transfer applying to affiliates of F&M and BANK).

         5.4 Financial Statements. True copies of the audited consolidated financial statements of F&M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1995 and 1994, have been delivered by F&M to BANK (F&M's Financial Statements). All of F&M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F&M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis, except that such financial statements have not been restated to reflect F&M's acquisition of F&M Bank-Algoma (f/k/a Community State Bank), which is being accounted for as a pooling of interests.

         5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, either threatened, pending or outstanding against or which may have a material adverse effect on F&M or its properties or business, nor does F&M know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

         5.6 Directors, Officers and Employees of BANK. Neither F&M or its directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK or F&M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of BANK, except as set forth in written agreements between BANK and any of its employees as disclosed to F&M and except as provided in paragraph 3.7. F&M will provide the officers and directors of BANK with directors' and officers' liability insurance (without any exclusion for prior acts) with the same limits of liability, deductibles and terms and conditions as is provided by other subsidiaries of F&M. This representation is intended to create a contractual right for the benefit of BANK's officers and directors and may be separately enforced by them subsequent to consummation of the transaction contemplated by this Agreement in the event F&M fails to comply with this representation, provided, however, nothing herein shall obligate F&M to provide such coverage if it determines in its sole discretion not to provide such coverage to all of its subsidiary banks.

         5.7 Accuracy of All Statements. No representation or warranty by F&M in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F&M pursuant to this Agreement, nor any document or certificate delivered to BANK pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to the BANK's shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F&M makes no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it relates to BANK.


         5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F&M with BANK without the intervention of any broker or third party on behalf of F&M. F&M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

         6.      Covenants of BANK.

         BANK hereby covenants and agrees as follows:

         6.1 Access to Information. F&M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of BANK and BANK shall furnish or cause to be furnished to F&M and its authorized representative all information with respect to the affairs and business of BANK as F&M may reasonably request.

         6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, BANK:

                 (a) Shall carry on its business diligently and substantially in the same manner as heretofore and BANK shall not engage in or institute any unusual or novel methods of doing business without the prior written consent of F&M and shall use its best efforts to inform F&M in advance before either introducing any new products or services or modifying any existing products or services.

                 (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases granted since January 1, 1996 exceed in the aggregate four percent (4%) of the total compensation paid to the officers, directors or employees of BANK as of December 31, 1995, (ii) increase the amount of any bonus payable for the fiscal year ended December 31, 1996 in excess of the amount paid by BANK, for the year ended December 31, 1995, (iii) pay any bonus for the 1997 fiscal year (except for amounts paid in 1997 for the 1996 fiscal year) and (iv) shall not increase or decrease: the benefits provided under, the contribution to, or the cost sharing allocation of any employee fringe benefit or of any of the benefit plans described in Exhibits 4.9(b) and 4.9(c), except for normal adjustments imposed by third party providers.

                 (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with BANK's past business practices.

                 (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F&M or (iii) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

                 (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except that dividends may be paid by the BANK prior to the Closing Date provided the total of all dividends declared prior to the Closing Date and those paid prior to the date of this Agreement since January 1, 1996, do not and will not exceed Forty-four Thousand and 00/100 Dollars ($44,000.00), and if this transaction is not closed by June 1, 1997, an additional dividend of not more than Twenty Thousand and 00/100 Dollars ($20,000.00), without the prior written consent of F&M.

                 (f) Shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

                 (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

                 (h) Shall make adequate provision for any income tax which will be due with respect to any 1996 or 1997 earnings accrued prior to the Closing Date and shall file all tax reports or returns and pay all income, franchise, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

                 (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of BANK.

                 (j) Shall use its best efforts (without making any commitments on behalf of F&M) to preserve its business organization intact, to keep available to F&M the present key officers and employees of BANK and to preserve for F&M the present relationships of BANK with its suppliers, customers and others having business relations with them.

                 (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK prior to their normal maturity dates without the prior written consent of F&M.

                 (l) Shall promptly notify F&M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of BANK.

                 (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources. F&M and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

                 (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below eight percent (8%).

                 (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Division, the FDIC or any other regulatory agency having jurisdiction over BANK.

                 (p) Shall cooperate fully and completely with F&M in the preparation and filing of the Registration Statement, and shall provide to F&M such information as may be required for use therein pertaining to BANK, or its businesses or operations.

                 (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interests accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

         6.3 Audited Financial Statements. BANK shall, at F&M's expense, deliver audited financial statements to F&M for the period ended December 31, 1995 on or before January 15, 1997.

         6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of BANK, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F&M with a current shareholder list as of such record date and validly call a special shareholders meeting.

         6.5 Reserve for Loan and Lease Losses. Prior to December 31, 1996, BANK shall increase its reserve for loan and lease losses to one and 50/100 percent (1.50%) of loans and leases and shall take such action as may be necessary to maintain this reserve at this level until the Closing Date, provided however that the amount of such increase from one percent (1.00%) of loans and leases to one and 50/100 percent (1.50%) of loans and leases shall not be considered in determining the BANK's Adjusted Book Value under paragraphs 3.3 and 3.4.

7.       Covenants of F&M.  F&M hereby covenants and agrees as follows:

                 (a) As promptly as practicable after the execution of this Agreement, F&M, with the cooperation of BANK, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F&M, with the cooperation of BANK, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F&M shall also use its best efforts to qualify, under the blue sky laws of the various states in which BANK Shareholders are located, the shares of F&M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F&M shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for BANK's Shareholders.

                 (b) As promptly as practicable after the execution of this Agreement, F&M shall take action to organize Subsidiary, to capitalize Subsidiary and to take such other actions as may be necessary to cause Subsidiary to perform its obligations in connection with this transaction.

                 (c) As promptly as practicable after the execution of this Agreement, F&M shall take action to obtain regulatory approval of this transaction.

                 (d) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

8. Conditions Precedent to F&M's Obligation. Each and every obligation of F&M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

         8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, BANK shall have performed all of its obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by it from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

         8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F&M, Subsidiary or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

         8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by BANK's directors and shareholders in accordance with the laws of the State of Wisconsin.

         8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired, provided the failure to obtain the same was not the result of an act or omission by F&M.

         8.6 Accuracy of Financial Statements. In the event interim financial statements are provided to F&M by BANK, F&M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of BANK furnished to F&M and Subsidiary for periods ended after December 31, 1995.

         8.7 Legal Opinion. F&M shall have received the opinion of BANK Counsel referred to in subparagraph 10.3(e).

         8.8 Time Limit on Closing. Closing shall have taken place by April 30, 1997.

         8.9 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F&M may reasonably request shall have been delivered to F&M. BANK shall have delivered certificates in such detail as F&M may reasonably request as to compliance with the conditions set forth in this Article 8.

         8.10 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F&M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F&M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F&M Common in exchange for the BANK Stock to consummate the merger.

         8.11 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         8.12 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the BANK Shareholders shall have executed and delivered documents assigning their shares of BANK Stock to F&M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F&M shall request.

         8.13 Affiliates of BANK. Each person who shall be deemed to be an "affiliate" of BANK within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F&M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.13, dated as of the Effective Time.

         8.14 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method.

         8.15 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the execution of this Agreement but prior to the Closing Date.

         8.16 Tax Status. No information has been discovered or made known to F&M to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

         8.17 Dissenters Rights. That no more than ten percent (10%) of the total consideration paid by F&M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests, shall be paid in cash, including amounts paid for fractional shares and amounts paid to BANK Shareholders who exercise their dissenters rights under Wis. Stats. Section 221.0702.

         8.18 Employment Agreements. The letter of clarification in the form attached hereto as Exhibit 8.18 from BANK and its employees, Stanley W. Erlandson, Carole Badertscher and Nancy Church regarding the Income Continuation Agreements dated May 14, 1995, executed by BANK and each of the employees identified above shall have been executed and delivered to F&M.

         8.19 Accounting Adjustments. Prior to the Valuation Date, the loans identified on Exhibit 3.4(a) shall either be collected in full or the uncollected portion thereof written off and charged against the reserve for loan and lease losses. In addition, BANK shall, prior to the Valuation Date, make the adjustments for the items shown on Exhibit 8.19.

9.       Conditions Precedent to BANK's Obligations.

         Each and every obligation of BANK to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         9.1 Truth of Representations and Warranties. The representations and warranties made by F&M in this Agreement or given on its behalf hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date except for the statements in paragraph_5.1(c) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         9.2 F&M's Compliance. F&M shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or as of the Closing Date, including delivery of the closing documents.

         9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F&M, Subsidiary or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F&M in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as BANK may reasonably request shall have been delivered to BANK. F&M shall have delivered certificates in such detail as BANK may reasonably request as to compliance with the conditions set forth in this Article 9.

         9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by BANK.

         9.6 Time Limit on Closing. Closing shall have taken place by April 30, 1997.

         9.7 Legal Opinion. BANK shall have received the opinion of F&M Counsel referred to in subparagraph 10.4(d).

         9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         9.9 Tax Status. No information has been discovered or made known to BANK to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

         9.10 Tax Opinion. BANK Shareholders shall have received an opinion from F&M Counsel satisfactory to BANK and for the benefit of BANK shareholders to the effect that the transaction contemplated by this Agreement shall be tax-free to those BANK Shareholders who receive F&M Common in exchange for their BANK Stock (excluding fractional or dissenting shares).

         9.11 Shareholder Vote. BANK Shareholders and directors shall have approved the transaction as required by applicable law.

         9.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F&M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F&M shall have received all other federal or state securities permits, exemptions, registrations or other authorizations necessary to issue the F&M Common in exchange for the BANK Stock to consummate the merger.

10.      Closing.

         10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F&M (or such other place as the parties may agree) on the Closing Date.

         10.2 Rights of BANK Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of BANK Stock, each such outstanding certificate, which prior to the Effective Time represented shares of BANK Stock, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F&M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing BANK Stock shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F&M Common into which such BANK Stock has been converted, shall be withheld by F&M. Upon the subsequent surrender and exchange of such BANK Stock certificates, such holder of record of the certificates formerly representing shares of BANK Stock (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F&M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F&M Common to former BANK Shareholders who have tendered their certificates for their shares of BANK Stock at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

         10.3 Documents to be Delivered by BANK. At the time of or prior to the closing, BANK shall deliver the following documents:

                 (a) A certificate by the chairman, vice-chairman or president of BANK to the best of such officer's knowledge (i) that the representations and warranties made by BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that BANK has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by BANK to F&M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

                 (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

                 (c) Copies of the Articles of Incorporation and Bylaws of BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

                 (d) A written opinion from BANK counsel dated as of the Closing Date addressed to F&M and F&M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(d).

                 (e) Certified copies of resolutions adopted by BANK's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin and of the action taken by the BANK's Shareholders to approve the merger as provided by Wis. Stats. Section 221.0702.

                 (f) Such other documents of transfer, certificates or authority and other documents as F&M may reasonably request.

         10.4 Documents to be Delivered by F&M and Subsidiary. At the closing F&M and Subsidiary shall deliver the following documents:

                 (a) Certificates for shares of F&M Common as determined under Article 3 of this Agreement which condition shall be met by authorization by F&M to its exchange agent to release such shares to the BANK Shareholders when all conditions to this transaction have been met or waived. Such certificates will be in the name of BANK Shareholders entitled to the same in accordance with their interest in BANK as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

                 (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F&M and Subsidiary.

                 (c) A certificate by an officer of F&M that, to the best of such officer's knowledge, (i) the representations and warranties made by F&M and Subsidiary in this Agreement are true and correct as of the Closing Date,
(ii) that F&M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F&M to BANK are true, correct and complete as of the Closing Date.

                 (d) A written opinion from counsel for F&M and Subsidiary dated as of the Closing Date addressed to BANK and BANK Counsel in form and substance substantially in the form attached hereto as Exhibit 10.4(d).

                 (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F&M and BANK, reasonably satisfactory in form and substance to F&M Counsel, to the effect that the shares of F&M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

                 (f) Certified copies of the resolutions adopted by F&M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.      Law Governing.

         This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.      Assignment.

         This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.      Amendment and Modification.

         This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F&M and BANK.

14.      Abandonment.

         This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

                 (a)      By mutual consent of F&M and BANK;

                 (b)      By F&M if (i) any of the conditions provided for in
Article 8 of this Agreement have not been met and have not been waived in writing by F&M, or (ii) the F&M Selling Price is more than Thirty-six and 00/100 Dollars ($36.00) per share; or

                 (c)      By BANK if (i) any of the conditions provided for in
Article 9 of this Agreement have not been met and have not been waived in writing by BANK, or (ii) the F&M Selling Price is less than Twenty-four and 00/100 Dollars ($24.00) per share.

                 (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

         In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F&M Selling Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder. In the event F&M declares a stock dividend or stock split, the maximum and minimum F&M Selling Price set forth in subparagraphs (b) and (c), above, and in paragraph 1.10, shall be proportionately adjusted based upon the stock dividend or stock split.

15.      Notices.

         All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

                 (a) If to BANK, to Stanley W. Erlandson, President, Green County Bank, 1035 1st Center Avenue, P.O. Box 225, Brodhead, Wisconsin, FAX:
608-897-4690, with a copy to John Knight, Esq., Boardman, Suhr, Curry & Field, 410 Firstar Plaza, One South Pinckney Street, P.O. Box 927, Madison, Wisconsin 53701-0927, FAX: 608-283-1709.

                 (b) If to F&M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

         The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.      Entire Agreement.

         This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.      Counterparts.

         This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.      Binding Effect.

         This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19.      Headings.

         The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.      Confidentiality.

         Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F&M and BANK.

21.      Further Documents.

         F&M, Subsidiary, and BANK agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    F&M BANCORPORATION, INC. ("F&M")


                                    By:  /s/ Gail E. Janssen
                                       ----------------------------------------
                                             Gail E. Janssen, Chairman and CEO

                                    ATTEST:


                                    By:  /s/ Janet M. Lakso
                                       ----------------------------------------
                                             Janet M. Lakso, Secretary

                                    GREEN COUNTY BANK ("BANK")


                                    By:  /s/ Stanley W. Erlandson
                                       ----------------------------------------
                                        Stanley W. Erlandson, President

                                    ATTEST:


                                    By:  /s/ Carole Badertscher
                                       ----------------------------------------
                                         Carole Badertscher, Ass't. Vice Pres.

PROSPECTUS
                                1,500,000 SHARES

                            F&M BANCORPORATION, INC.
                                  COMMON STOCK

         This Prospectus (the "Prospectus") covers the offer and sale of up to 1,500,000 shares of Common Stock, par value $1.00 per share (the "F&M Common"), of F&M Bancorporation, Inc. ("F&M" or the "Company"), which F&M may issue from time to time in connection with future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

         The Company expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issuable will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated. On October 16, 1996, the last reported sales price of F&M Common on The NASDAQ Stock Market ("NASDAQ") was $30.75 per share.

         This Prospectus will be used only in connection with business acquisitions. The Prospectus may be used in connection with business combination transactions which would be exempt from registration but for the issuance of F&M Common and the possibility of integration with other transactions; in such case, no supplement may be required. If an acquisition of a business or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of F&M Common in such acquisition will be furnished with copies of this Prospectus either (i) together with a Supplement, which will reflect the registration statement as amended by a post-effective amendment to the registration statement on Form S-4 which this Prospectus is a part or (ii) if permitted, as supplemented by the incorporation by reference of information contained in a current report on Form 8-K filed by F&M.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE ACQUIRORS OF THE F&M COMMON OFFERED HEREBY.

         The date of this Prospectus is October 17, 1996.

                                 _____________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

         F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as F&M) that file electronically with the Commission. In addition, because F&M Common is traded on the NASDAQ Stock Market, material filed by F&M can be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         F&M has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained at the addresses set forth above. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference certain documents of F&M that are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person. Requests should be directed to F&M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone 414/766-1717), Attn: Corporate Secretary.

         The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Amendment No. 1 thereto;
         (ii) F&M's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;
         (iii) F&M's Current Reports on Form 8-K dated February 5, 1996 and June 28, 1996, and Reports on Form 10-C dated June 14, 1996 and June 28, 1996;
         (iv) The financial statements of F&M Bank-Algoma (f/k/a Community State Bank) located at pages F-27 through F-50 of the Prospectus dated April 25, 1996, forming part of Registration Statement No. 333-02207, as amended; and
         (v) The description of F&M Common included in Item 11 to F&M's Registration Statement on Form 10, as amended by Post-Effective Amendment No. 2 thereto filed September 16, 1993.

         All reports and definitive proxy or information statements filed by F&M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of the filings of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              TABLE OF CONTENTS

                                                                                              Page No.
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

F&M MARKET INFORMATION AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

F&M SUMMARY FINANCIAL DATA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

F&M BANCORPORATION, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

INFORMATION AS TO F&M COMMON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . . . . . . . . . . . . .   15

                                ________________

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Prospectus, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Prospectus. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Prospectus.

         Unless otherwise indicated, all financial and other data per share of F&M Common, and all data with respect to such shares, in this Prospectus have been restated to give retroactive effect to F&M's 10% stock dividend which was paid in June 1996.

F&M Bancorporation, Inc.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $1.1 billion at June 30, 1996. F&M has 15 Wisconsin state bank subsidiaries, all of which are FDIC members and are subject to Wisconsin Division of Banking supervision, with 48 offices, all in Wisconsin. All but one of the F&M Banks is a member of the Federal Reserve System, and the remaining bank is in the process of becoming a member. F&M, a Wisconsin corporation, is a registered bank holding company subject to supervision and regulation by the Federal Reserve Board ("FRB") under the federal Bank Holding Company Act of 1956, as amended.

         See "F&M Bancorporation, Inc."

         Further information regarding F&M, including audited financial statements, is included in the reports filed with the Securities and Exchange Commission which are incorporated herein by reference. Offerees may obtain copies of such documents from the Commission or by request to F&M. See "Available Information" and "Incorporation of Certain Documents by Reference."

F&M Common

         Shares of F&M Common are traded on The NASDAQ Stock Market under the symbol "FMBK." See "F&M Market Information and Dividends."

         F&M is organized under the Wisconsin Business Corporation Law ("WBCL"), which determines the rights of holders of F&M Common, except as otherwise provided in F&M's Articles of Incorporation. Among other things, F&M is subject to statutory anti-takeover provisions and its Articles of Incorporation provide for the classification of its board of directors. In addition, F&M (and all other corporations incorporated or qualified to do business in Wisconsin) shareholders are subject to statutory personal liability for certain employee compensation claims. See "Information as to F&M Securities."

Method of Distribution

         The shares of F&M Common to be offered hereunder will be offered in business combination transactions. See "Plan of Distribution."

                                  RISK FACTORS

         In evaluating a transaction with F&M, the shareholders of an entity being acquired should consider carefully the following factors, along with the other information contained, or incorporated by reference, in this Prospectus, and any Supplement thereto.

         Acquisitions

         Since its inception, F&M has experienced substantial growth through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions is dependent upon its ability to identify potential targets for acquisition and consummate transactions on terms acceptable to F&M.

         Also, F&M's future success is dependent in part upon its ability to integrate the operations of, and manage over time, acquired financial institutions. F&M has acquired eight financial institutions or offices within the past four years, including two acquisitions in 1994, one in 1995, and four in the first half of 1996. The two 1994 acquisitions were the largest acquisitions undertaken by F&M in terms of the consideration paid and the size of the acquired institution, respectively. The 1995 acquisition was F&M's second largest acquisition in both categories. To date in 1996, F&M has consummated four acquisitions, and announced three others.

         Competition

         Banks, including the F&M subsidiary banks (the "F&M Banks") and the banks proposed to be acquired (together, the "Banks"), actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Financial institution competitors include banks, savings banks, savings and loan associations and credit unions. Other business competitors include insurance companies, securities brokerage firms, trust companies and investment management firms. While F&M believes it has a competitive advantage because 24 of its 48 bank office locations represent the only commercial bank office in their community, competition with other financial institutions and businesses can affect the Banks' ability to obtain and retain customers as well as the pricing levels of their products and services.

         F&M also faces competition in seeking institutions to acquire. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. This competition affects the available acquisition opportunities for F&M and can affect the costs of such acquisitions.

         Need for Technological Change

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's Banks operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

         Banking Industry

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes, among other things, capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, may be the subject of further significant legislation in the future, and is not within the control of F&M. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M and the Banks.

         F&M, as a member of the banking industry, is affected by general economic conditions, particularly as those conditions affect the Wisconsin communities served by the F&M Banks. A financial institution's earnings also depend to a large extent upon the relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments). This relationship, known as the interest rate margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume and rate of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

         Dependence on Chief Executive Officer

         F&M has historically been highly dependent on the services of its Chairman and Chief Executive Officer, Gail E. Janssen. F&M does not have an employment agreement with Mr. Janssen or maintain "key person" life insurance on Mr. Janssen. F&M has recently taken actions to reorganize operations on a regional basis and to augment its corporate staff to help support F&M's substantial growth, to place less dependence on any one individual, and to anticipate management succession. As part of these actions, F&M employed Gary
A. Lichtenberg as its President and Chief Operating Officer in April 1996.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Prospectus, and any Supplement thereto, contain forward-looking statements that involve risks and uncertainties. F&M's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors" and in F&M's Management's Discussion and Analysis, as well as those discussed elsewhere in this Prospectus and the documents incorporated herein by reference.

                      F&M MARKET INFORMATION AND DIVIDENDS

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 2,745 shareholders of record at September 30, 1996. The following table summarizes high and low prices and cash dividends paid for F&M Common for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.

         CALENDAR                                                     CASH DIVIDENDS
          PERIOD                         HIGH             LOW         PAID PER SHARE
------------------------------           ----             ---         --------------
1994       1st quarter                   18.64            16.14             .109
           2nd quarter                   21.59            17.95             .109
           3rd quarter                   21.14            18.86             .109
           4th quarter                   20.91            19.09             .109

1995       1st quarter                   20.00            18.64             .136
           2nd quarter                   20.00            17.95             .136
           3rd quarter                   22.73            18.53             .136
           4th quarter                   25.00            21.59             .136

1996       1st quarter                   25.91            22.05             .164
           2nd quarter                   31.50            24.55             .164
           3rd quarter                   31.50            28.25             .17
           4th quarter                   31.50            30.75
           (through October 16)

           According to information provided by NASDAQ (as adjusted for the subsequent stock 10% dividend), the trading volume of F&M Common on NASDAQ was 874,903 shares during 1995, and 670,950 shares during 1994.

         F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the FRB and other banking regulators, financial condition of F&M and the F&M Banks, and other relevant factors. See Note 15 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy," incorporated herein by reference, for restrictions on the ability of the F&M Banks to pay dividends.

                          F&M SUMMARY FINANCIAL DATA

         The summary financial data presented below for F&M Bancorporation, Inc. for each of the years in the three year period ended December 31, 1995 are derived from the Consolidated Financial Statements of F&M (restated as described in the footnotes below) and should be read in conjunction with other financial information incorporated by reference in this Prospectus, such as the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition.

                                        Six Months ended
                                             June 30,                  Years ended December 31,
                                      --------------------       -------------------------------------
                                          1996      1995              1995        1994       1993
                                          ----      ----            --------    --------   --------
                                                  (unaudited; dollars in thousands, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest income                     $   41,812  $ 36,479          $ 76,091    $ 63,942   $ 61,302
  Interest expense                        18,731    16,051            33,807      25,074     25,164
                                      ----------  --------          --------    --------   --------
  Net interest income                     23,081    20,428            42,284      38,868     36,138
  Provision for loan losses                  820       635             1,653       1,338      1,329
  Non-interest income                      2,641     2,227             4,649       4,112      5,286
  Net income before cumulative
    effect of change in
    accounting principle (2)               6,978     5,428            11,987       8,425      8,827
  Net income                               6,978     5,428            11,987       8,425      8,899
  Net income applicable to
    common stock                           6,978     5,428            11,987       8,403      8,713

PERIOD END BALANCE SHEET DATA(1)
  Total assets                        $1,097,227  $962,068          $996,278    $921,384   $877,964
  Net loans                              789,514   684,704           691,123     642,136    553,291
  Total deposits                         946,362   822,790           866,712     805,431    768,144
  Short-term borrowings                   39,070    20,589            12,194      19,846      5,844
  Other borrowings                         2,333    20,866            10,833       6,366     13,941
  Preferred stock                              0         0                 0           0      2,073
  Total shareholders' equity              99,445    88,680            94,067      82,931     82,866

PER SHARE DATA (1)(3)
  Net income per common share
    before cumulative effect of
    change in accounting principle (2)    $1.00     $ .80             $1.76       $1.23      $1.33
  Net income per common share              1.00       .80              1.76        1.23       1.35
  Cash dividends (4)                        .327      .273              .546        .436       .327
------------------

(1) Includes the results of operations of Bradley Bank from its acquisition in May 1996. Except as indicated, the data have been restated to reflect F&M's acquisition of F&M Bank-Portage County in 1993, F&M Bank-Northeast (including both the First National and Pulaski acquisitions) in 1994, F&M Bank-Waushara County in 1995 and F&M Bank-Algoma in 1996 using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated Financial Statements incorporated herein by reference. The data prior to January 1, 1996 have not been restated to reflect F&M's acquisition of Monycor in February 1996 because that acquisition did not have a material effect on F&M's results of operations or financial condition.
(2) Cumulative effect of change in accounting principle in 1993 represents the adoption of SFAS No. 109 (Accounting for Income Taxes) by a bank subsequently acquired by F&M.
(3) Per share information has been restated to reflect the 10% stock dividend paid to stockholders on June 10, 1996.
(4) Cash dividends per share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

RECENT FINANCIAL PERFORMANCE

        As of the date of this Prospectus, all of the financial statements and related statistical information for F&M as of, and for the periods ended, September 30, 1996 were not available. However, certain F&M financial data have been released to the public.


                                  Three Months              Nine Months
                               Ended September 30,       Ended September 30,
                               -------------------       -------------------
                                  1996     1995(1)       1996(1)     1995(1)
                                  ----     ----          ----        ----
                               (Unaudited; in thousands, except per share data)
Total interest income            $22,087  $19,674        $63,899     $56,153

Total interest expense            10,051    8,839         28,781      24,890

Net interest income               12,036   10,835         35,118      31,263

Provision for loan losses            469      492          1,289       1,127

Net income                         3,703    3,249         10,680       8,676

Net income per common share          .53      .48           1.53        1.28



                       At September 30, 1996
                       ---------------------
                      (Unaudited; in thousands,
                       except per share data)
Total assets                 $1,130,742

Total loans                     830,021

Allowance for loan losses        10,243

Net loans                       819,778

Total deposits                  971,279

Short-term borrowings            37,960

Other borrowings                  9,217

Total stockholders' equity      101,977

Book value per common share      $14.61



------------------

(1)  See footnotes (1) and (3) on previous page.

                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire the shares of Farmers and Merchants Bank of Kaukauna, Wisconsin (now known as F&M Bank-Kaukauna). F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to a 15-bank holding company with 48 banking offices, and total assets of $1.1 billion, at June 30, 1996.

         At June 30, 1996, F&M's subsidiary banks (the "F&M Banks") ranged in size from $28 million to $245 million in total assets. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the F&M Banks to operate with considerable autonomy.

Pending Acquisitions

         Brodhead Acquisition. In August 1996, F&M announced the proposed acquisition of Green County Bank ("GCB"), with one office in Brodhead in south-central Wisconsin. In the proposed acquisition, F&M has offered to acquire GCB in exchange for shares of F&M Common. The total number of shares of F&M Common would be in a formula amount to be set forth in the definitive agreement to be executed pursuant to the letter of intent; the total value of those shares is expected to be approximately $5.1 million. F&M intends to account for the transaction using the pooling of interests method of accounting. The acquisition remains subject to execution of a definitive agreement, GCB shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the GCB transaction will be consummated in early 1997.

         At June 30, 1996, GCB had total assets of $30.7 million, net loans of $22.5 million, total deposits of $27.3 million and shareholders' equity of $3.2 million. For the year ended December 31, 1995, GCB had net income of $332,000, and for the six months ended June 30, 1996, GCB had net income of $177,000.

         East Troy Acquisition. In August 1996, F&M announced its pending acquisition of East Troy Bancshares, Inc. ("ETB"). ETB owns all of the shares of State Bank of East Troy, with one office in East Troy in south-east Wisconsin. The agreement with ETB provides that the acquisition of ETB will be made in exchange for 440,000 shares of F&M Common. F&M intends to account for the transaction using the pooling of interests method of accounting. The acquisition remains subject to ETB shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the ETB transaction will be consummated in early 1997.

         At June 30, 1996, ETB had total assets of $54.1 million, net loans of $42.4 million, total deposits of $44.7 million and shareholders' equity of $8.0 million. For the year ended December 31, 1995, ETB had net income of $693,000, and for the six months ended June 30, 1996, ETB had net income of $371,000.

         Prairie du Chien Acquisition. In October 1996, F&M announced the proposed acquisition of Wisconsin Ban Corp. ("WBC"), the holding company of Prairie City Bank ("PCB"). PCB, with its main office in Prairie du Chien, has five offices in south-west Wisconsin. In the letter of intent relating to the proposed acquisition, F&M has offered to acquire WBC in exchange for 535,000 shares of F&M Common. Also, outstanding WBC preferred stock will be redeemed for approximately $320,000 in cash. F&M intends to account for the transaction using the pooling of interests method of accounting. The acquisition remains subject to execution of a definitive agreement, WBC shareholder approval, regulatory approvals, and other customary conditions. While there can be no assurances, F&M expects that the WBC transaction will be consummated in early 1997.

         At June 30, 1996, WBC had total assets of $80.9 million, net loans of $51.9 million, total deposits of $64.7 million and shareholders' equity of $7.9 million. For the year ended December 31, 1995, WBC had net income of $1.1 million, and for the six months ended June 30, 1996, WBC had net income of $412,000.

Recent Developments

         Algoma Acquisition. On June 28, 1996, F&M acquired Community State Bank ("CSB") (which was subsequently renamed "F&M Bank-Algoma"). In the transaction, CSB was merged with a wholly-owned subsidiary of F&M; the outstanding shares of common stock of CSB were converted into 423,172 shares of F&M Common ("F&M Common"), in a conversion ratio determined pursuant to a formula set forth in the Agreement, and CSB became a wholly-owned subsidiary of F&M.

         At December 31, 1995, CSB had total assets of $53.2 million, net loans of $20.0 million, total deposits of $44.5 million, and shareholders' equity of $8.2 million. For the fiscal year ended December 31, 1995, CSB had net income of $629,000. F&M is accounting for the CSB acquisition using the pooling of interests method of accounting.

         Tomahawk Acquisition. On May 10, 1996, F&M acquired Bradley Bank ("Bradley") from its holding company and minority shareholders. Bradley had two full service offices in Tomahawk, Wisconsin which became branches of F&M Bank-Lakeland through a merger of Bradley into F&M Bank-Lakeland. The Bradley acquisition was made for approximately $6.6 million in cash.

         At December 31, 1995, Bradley had total assets of $36.1 million, net loans of $25.5 million, total deposits of $32.6 million and shareholders' equity of $3.3 million. For the year ended December 31, 1995, Bradley had net income of $505,000. The Bradley acquisition has been accounted for using the purchase method of accounting, which means that its assets, liabilities and financial results are reflected only from and after the date of acquisition.

         Little Chute Acquisition. On April 26, 1996, F&M acquired the Little Chute branch office of TCF Bank Wisconsin fsb. The acquisition included purchase of fixed assets and assumption of deposit liabilities by F&M Bank-Kaukauna. The acquisition was a cash transaction, in which F&M purchased the fixed assets of the Little Chute branch, and was reimbursed in cash (reduced by an agreed-upon premium) by TCF for the assumption of deposits. At April 26, 1996, the TCF Little Chute branch office had total deposits of approximately $7.5 million.

         Superior Acquisition. On February 5, 1996, F&M acquired Monycor Bancshares, Inc. ("Monycor") which owned a 98.4% interest in Monycor Bank (which was subsequently renamed "F&M Bank-Superior"). F&M Bank-Superior is a Wisconsin state bank headquartered, with a single office, in Superior, Wisconsin, in the northwestern corner of the state. In the Monycor transaction, Monycor merged into a subsidiary of F&M, and outstanding shares of Monycor Common Stock were converted into an aggregate of 157,563 shares of F&M Common, valued for purposes of the transaction at $3.6 million. F&M subsequently acquired the remaining minority interest in F&M Bank-Superior.

         At December 31, 1995, Monycor had total assets of $29.5 million, net loans of $18.4 million, total deposits of $26.4 million and shareholders' equity of $1.7 million. For the fiscal year ended December 31, 1995, Monycor had net income of $380,000. F&M is accounting for the Monycor transaction using the pooling of interest method of accounting. However, because the effect of the transaction on financial statements is not material, F&M is not restating financial results prior to January 1, 1996 to reflect the Monycor acquisition.

         Additional Green Bay Location. In July 1996, F&M Bank-Northeast opened a second full service Green Bay office as a de novo branch office.

Subsidiary Banks

         F&M owns 15 subsidiary banks (the "F&M Banks"), all of which are Wisconsin state banks and members of the FDIC, and each of which (other than F&M Bank-Algoma) is a member of the Federal Reserve System. The F&M Banks are subject to the supervision and regulation of the FRB and the Division of Banking of the Wisconsin Department of Financial Institutions. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the Banks to operate with considerable autonomy.

         The following table presents certain information as to the F&M Banks. Each of the F&M Banks is wholly-owned by F&M.

                                                               NO. OF FULL                 TOTAL
                                           YEAR              SERVICE OFFICES              ASSETS
             BANK                      ACQUIRED (1)            AT 9/30/96               AT 6/30/96
             ----                      ------------          --------------             ----------
                                                                                       (in millions)
F&M Bank-Kaukauna                          1980                     4                     $108.0
F&M Bank-Appleton                          1981                     3                       55.2
F&M Bank-Hilbert                           1983                     3                       28.0
F&M Bank-Winnebago County                  1985                     3                       88.7
F&M Bank-New London                        1987                     1                       31.0
F&M Bank-Portage County                    1987                     3                       61.2
F&M Bank-Fennimore                         1988                     1                       45.0
F&M Bank-Potosi                            1988                     2                       30.6
F&M Bank-Lancaster                         1990                     1                       40.0
F&M Bank-Lakeland                          1991                     7                      137.0
F&M Bank-Kiel                              1991                     1                       41.5
F&M Bank-Northeast                         1994                    11                      244.8
F&M Bank-Waushara County                   1995                     5                       98.7
F&M Bank-Superior                          1996                     1                       30.3
F&M Bank-Algoma                            1996                     2                       51.8
------------------

(1) In the case of F&M Banks resulting from mergers, represents the date F&M first acquired any of the constituent banks in those mergers.

         F&M's network of community banks generally operates with significant local autonomy, with general oversight and support from F&M. F&M believes this autonomy allows the F&M Banks to better serve the customers in their respective communities, and thus enhances the F&M Banks' business opportunities and operations. After acquiring banks, F&M generally maintains local bank charters and keeps intact existing management and boards of directors. Generally, F&M Bank managements operate independently of F&M in selecting deposit products developed by F&M and in making pricing and credit decisions. F&M maintains an approval procedure for new loans above certain threshold amounts and provides ongoing loan review and administration assistance and other services for the F&M Banks. F&M encourages F&M Bank officers and employees to be active in community groups and projects.

                          INFORMATION AS TO F&M COMMON

         The Restated Articles of Incorporation of F&M, as amended (the "Articles"), provide that F&M has authority to issue 20,000,000 shares of Common Stock, $1.00 par value ("F&M Common"). The outstanding shares of F&M Common are, and the shares to be issued in the Merger will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board of directors into three classes, one class being subject to election in each year, and directors serve three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" and Note 15 of Notes to F&M's Consolidated Financial Statements (which are incorporated herein by reference) for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions

         Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of F&M, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through
180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined to mean a corporation domiciled in Wisconsin with at least 500 shareholders of record, including 100 shareholders of record who have unlimited voting rights and are Wisconsin residents), certain "business combinations" not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a take-over offer. F&M presently meets the definition of "issuing public corporation."

         Also, Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation" which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from F&M, to shares acquired in a transaction incident to which shareholders of F&M vote to restore the full voting power of such shares and under certain other circumstances.

         Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. F&M presently meets the definition of a "resident domestic corporation."

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ Stock Market corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.

                              PLAN OF DISTRIBUTION

         This Prospectus covers the offer and sale by F&M of up to 1,500,000 shares of F&M Common, which F&M may issue from time to time in connection with the future acquisitions of other businesses, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         F&M expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the boards of directors, principal owners and/or other representatives of the businesses to be acquired. It is expected that the shares of F&M Common that are issued will be valued at prices reasonably related to the market prices for F&M Common prevailing at either the time an acquisition agreement is executed or at the time an acquisition is consummated.

         All expenses to these offerings are expected to be borne by F&M, although any business to be acquired is likely to be required to bear all of its expenses in connection with any business combination transaction. Because any supplement to this registration statement may also constitute a proxy statement of such acquired business, the acquired business may bear certain of the expenses relating thereto.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares of F&M Common by F&M in any business combination transactions, although F&M (or an acquired business) may engage investment advisors in connection with the evaluation of any specific acquisition.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the business combination transactions pursuant to which shares of F&M Common may be issued. Two Quarles & Brady attorneys providing services with respect to the Registration Statement own an aggregate of 7,810 shares of F&M Common.

                                    EXPERTS

         The consolidated financial statements of F&M as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, and the financial statements of F&M Bank-Algoma (f/k/a Community State Bank) as of, and for the year ended, December 31, 1995, incorporated by reference in this Prospectus, have been audited by Wipfli Ullrich Bertelson LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1997 annual meeting is held as scheduled, the date for timely submission is December 1, 1996; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   F&M is incorporated under the Wisconsin Business Corporation Law (the
"WBCL").

   Under Section 180.0851(1) of the WBCL, F&M is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of F&M. In all other cases, F&M is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of F&M, unless it is determined that he or she breached or failed to perform a duty owed to F&M and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with F&M or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under F&M's Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

   Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

   Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

         Under Section 180.0833 of the WBCL, directors of F&M against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

         Article X of F&M's Bylaws provides that F&M will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of F&M) by reason of the fact that he or she is or was a director or officer of F&M, against expenses reasonably incurred by such person if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Directors and officers are similarly identified under Article X for any action or suit by or in the right of F&M if they acted in good faith and have not been adjudged to be liable for misconduct in the performance of their duty to F&M. The Bylaws also provide that F&M shall have the power to purchase and maintain insurance on any director or officer for any liability asserted against him or her and incurred by such person arising out of his or her status as an officer or director, whether or not F&M would have the power to indemnify such person against such liability under the Bylaws or the WBCL. F&M's Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of F&M pursuant to the foregoing provisions, or otherwise, F&M has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M of expenses incurred or paid by a director, officer or controlling person of F&M in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits set forth on the Exhibit Index attached hereto, which is incorporated herein by reference, are filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (x) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KAUKAUNA, STATE OF WISCONSIN, ON JANUARY 7, 1997.


                                        F&M BANCORPORATION, INC.


                                        By:  /s/ Gail E. Janssen
                                           ------------------------------------
                                           Gail E. Janssen, Chairman of the
                                           Board, President and Chief Executive
                                           Officer
                                _______________

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

                              SIGNATURE AND TITLE


/s/ Gail E. Janssen                                         Douglas A. Martin**
---------------------------------------------------         ---------------------------------------------------
          Gail E. Janssen, Chairman of the                             Douglas A. Martin, Director
     Board, President and Chief Executive Officer

/s/ Daniel E. Voet                                          Duane G. Peppler**
---------------------------------------------------         ---------------------------------------------------
    Daniel E. Voet, Chief Financial Officer and                        Duane G. Peppler, Director
   Treasurer (also, Principal Accounting Officer)

Otto L. Cox**                                               Robert C. Safford**
---------------------------------------------------         ---------------------------------------------------
              Otto L. Cox, Director                                    Robert C. Safford, Director

Paul J. Hernke**                                            Glenn L. Schilling**
---------------------------------------------------         ---------------------------------------------------
              Paul J. Hernke, Director                                 Glenn L. Schilling, Director

John W. Johnson**                                           Joseph F. Walsh**
---------------------------------------------------         ---------------------------------------------------
             John W. Johnson, Director                                 Joseph F. Walsh, Director

                                                            **By: /s/Daniel E. Voet
                                                                  ---------------------------------------------
                                                                    Daniel E. Voet, Attorney-in-fact

-------------
*  Each of the above signatures is affixed as of January 7, 1997.

                            F&M BANCORPORATION, INC.
                               (THE "REGISTRANT")

                                 EXHIBIT INDEX
                                       TO
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                       REGISTRATION STATEMENT ON FORM S-4


Exhibit                                           Incorporated Herein           Previously             Filed
Number                   Description                  By Reference                 Filed             Herewith
-------                  -----------                  ------------                 -----             --------
 2.1               Agreement and Plan of                                                                X
                   Merger and Reorganization                                                       As Exhibit B
                   dated as of January 2,                                                          to the
                   1997, by and among the                                                          Supplemental
                   Registrant, F&M Interim                                                         Statement
                   Bank and Green County Bank

 5.1               Opinion of Quarles & Brady                                        X
                   regarding legality of
                   securities being registered

 8.1               Tax Opinion of McCarty,                                                              X
                   Curry, Wydeven, Peeters &
                   Haak


23.1               Consent of Wipfli Ullrich                                                            X
                   Bertelson LLP

23.2               Consent of Quarles & Brady                                        X
                                                                                 (included in
                                                                                 Exhibit 5.1)
23.2               Consent of McCarty, Curry,                                                           X
                   Wydeven, Peeters & Haak                                                         (included in
                                                                                                   Exhibit 8.1)

24                 Power of Attorney                                                 X
                   (contained on the Signature
                   Page)

-----------------

* Excluding schedules and exhibits, which are identified in such documents. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.